Exhibit 10.9

Execution Copy

Pursuant to Item 601(B)(10) of Regulation S-K, certain portions of this exhibit have been redacted and, where applicable, have been marked “[***],” such redactions are immaterial and would be competitively harmful if publicly disclosed.

SHARE PURCHASE AGREEMENT

by and among

BiomX LTD.

RondinX LTD.,

The Shareholders and Warrant Holders of RondinX LTD.

and

Guy Harmelin

as the Shareholders’ Representative

Dated November 19, 2017

THIS SHARE PURCHASE AGREEMENT (“Agreement”) is entered into on the 19 day of November, 2017, by and among:

BIOMX LTD., a company existing under the laws of the State of Israel (the “Purchaser”);

RONDINX LTD., a company duly and validly organized under the laws of Israel (the “Company”);

THE SHAREHOLDERS OF THE COMPANY LISTED IN SCHEDULE A-1 HERETO (the “Shareholders”);

HOLDERS OF COMPANY’S WARRANTS LISTED IN SCHEDULE A-2 HERETO (the “Company Warrant Holders”, and collectively with the Shareholders, the “Consideration Recipients”); and

Guy Harmelin, as the “Shareholders’ Representative”

(collectively, the “Parties” and each of them, a “Party”).

WHEREAS:

(A)	The Purchaser desires, subject to the terms and conditions set forth in this Agreement, to acquire 100% of the issued and outstanding share capital of the Company on a fully diluted basis (the “Share Purchase”), all such outstanding securities being free and clear of any Security Interests, in consideration for certain securities of the Company and other consideration set forth herein, all on the terms and subject to the conditions hereinafter set forth; and

(B)	The Shareholders are the owners on the date hereof of 100% of the issued and outstanding share capital of the Company, as detailed in Schedule A-1 hereto, and have accepted the offer extended by the Purchaser and agreed, subject to the terms and conditions set forth in this Agreement, to sell to the Purchaser all of their outstanding securities in the Company, free and clear of any Security Interests, on the terms and subject to the conditions hereinafter set forth; and

(C)	Concurrently with the execution of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, each key employee and consultant of the Company listed in Schedule B hereto (each, a “Key Employee”) shall have executed an employment agreement with Purchaser, in form acceptable to the Purchaser and the applicable Key Employee (the “Key Employee Agreements”); and

(D)	Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s and Consideration Recipients’ willingness to enter into this Agreement, (i) the Purchaser’s shareholders possessing voting authority necessary for the requisite Purchaser’s shareholders’ approval with respect to the execution and consummation of the Transaction and the Amended IRA (as defined below) will execute and deliver an irrevocable voting proxy, in the form of Schedule C hereto, providing, among other things, for the voting by such shareholders of their Purchaser’s shares in favor of the adoption of this Agreement and the execution and consummation of the Transaction and the Amended IRA; and (ii) the Parties have obtained the Tax Ruling (as defined below) confirming, among other things, that Purchaser and any Person acting on its behalf shall be exempt from Israeli withholding tax in relation to any payments made under this Agreement.

NOW THEREFORE, the Parties agree as follows:

1.	INTERPRETATION

1.1.	Definitions.

The following terms shall have the following meanings:

102 Options	Company Options subject to tax in accordance with Section 102(b)(2) of the ITO.

102 Shares	Ordinary Shares issued upon exercise of 102 Options, if any.

102 Trustee	ESOP Management & Trust Services Ltd., the trustee nominated by the Company as trustee for the Option Plan in accordance with Section 102.

Acquisition Transaction

Any transaction involving:

(a)          the sale, license, disposition or acquisition of all or a material portion of the Company’s business or assets;

(b)          the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than Ordinary Shares issued to employees of the Company upon exercise of Company Options), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company, or (iii) any other security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

(c)          any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

Affiliate	Any Person controlling, controlled by or under common control with any Person and if such Person as first stated above is a natural person, then the immediate family of such natural person. For the purpose of this definition of Affiliate, “control” shall mean the ability to direct the activities of the relevant entity and shall include the holding of more than 50% of the issued and outstanding share capital, voting rights or other ownership interests of such entity or the right to appoint more than 50% of the directors (or the equivalent thereof) in such entity.

Aggregate Consideration	Means the Closing Shares, the Closing Warrants, Milestone Consideration Shares, Contingent Consideration, Cash Contingent Consideration, Equity Contingent Consideration, Cash Payment Amount and/or the Milestone Payment Amount.

Board of Directors	The board of directors of the Company.

Books and Records	Books and records of the Company.

Business Day	Any day that is neither a Friday nor Saturday, a day on which banking institutions chartered by the State of Israel are required or authorized to be closed, nor any day which is recognized by the Bank of Israel as not being a business day.

Claims	Claims, proceedings, investigations or demands, actions commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

Company Share Capital	Means Company’s Ordinary Shares and Preferred Seed Shares and all options, warrants or other securities exercisable or exchangeable for, or convertible into such shares.

Company Intellectual Property Assets	Company-Controlled Intellectual Property Assets and any other Intellectual Property Assets in-licensed by Company.

Company- Controlled Intellectual Property Assets	All Intellectual Property Assets owned by or exclusively licensed to the Company.

Company Options	Options to purchase Ordinary Shares of the Company granted under the Option Plan.

Companies Law	The Israel Companies Law 5759-1999, as amended from time to time.

Company Material Adverse Effect	Any event, change, effect, condition or circumstance that has occurred which has, or could reasonably be expected to have a material adverse effect upon the business, operations, assets, condition (financial or otherwise), assets, liabilities, business, or operations of the Company; provided, however, that none of the following shall constitute a Company Material Adverse Effect: (a) changes in general economic conditions or financial credit or securities markets in general or changes or developments affecting generally the industry in which the Company operates, (b) national or international political or social conditions, and outbreak of acts of war, armed hostilities or terrorism or any escalation or worsening of any acts of war, armed hostilities or terrorism, or (c) changes in applicable Laws or applicable accounting regulations or principles or interpretations thereof. Notwithstanding the foregoing any material breach by the Company of any of the agreements with Pfizer and/or Estee Lauder shall be deemed to constitute a “Company Material Adverse Effect” hereunder.

Contract	Any written or oral agreement, contract, subcontract, lease understanding obligation, license, arrangement, permit, concession, franchise, purchase order, sales order contract, note, bond, warranty, mortgage, indenture, deed of trust, loan, credit agreement, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Debt	(a) all indebtedness for borrowed money, whether current or funded, or secured or unsecured (including all obligations for principal, interest premiums, penalties, fees, expenses and prepayment or breakage costs), (b) all indebtedness for the deferred purchase price of property or services represented by a note or other security, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness secured by a purchase money mortgage or other Security Interest to secure all or part of the purchase price of property subject to such mortgage or Security Interest (other than any Security Interest with respect to the Company’s leases), (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such person is liable as lessee, (f) any Liability in respect of banker’s acceptances or letters of credit to the extent outstanding, and (g) any amount of unfunded or under-funded pension or severance contributions in accordance with applicable Laws or Contract, in accordance with applicable Laws, and(h) all indebtedness referred to in clauses (a), (b), (c), (d), (e), (f) or (g) above which is guaranteed by the Company.

Fundamental Representations	The representations and warranties contained in Section 4.1 (Constitution and Compliance), Section 4.2 (No Conflict) Section 4.4 (Capitalization), Section 4.22 (No Debt) (all of the forgoing, the “Company Fundamental Representations”) and Section 5 (Representations and Warranties of Each Shareholder) (the “Shareholders Fundamental Representations”).

GAAP	Generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis.

Governmental Authority	Any foreign, federal, state, county, city, municipal, local or other government or any subdivision, authority, court, agency, commission board, bureau, administrative panel, or other instrumentality thereof, including any “competent authority,” “notified body” or non-governmental self-regulatory organization or other governmental authority and any entity owned or controlled by one of the foregoing.

Intellectual Property Assets	Any and all of the following, as they exist throughout the world: (i) patents and patent applications (which for the purposes of this Agreement will be deemed to include certificates of invention and applications for certificates of invention), including provisional applications, divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals, extensions, supplementary protection certificates, and the like of any such patents and patent applications, and any foreign equivalents thereof (collectively, “Patents”); (ii) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (iii) copyrights in both published and unpublished works, including without limitation all compilations, rights in databases and computer programs, rights in manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (iv) inventions, discoveries and invention disclosures (whether or not patented) and rights in know-how, trade secrets and confidential or proprietary information, including research in progress, algorithms, data, databases, methodologies, systems, frameworks, playbooks, data collections, designs, processes, formulae, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, and beta testing results and inventions, all of non-public nature (collectively, “Trade Secrets”); and (v) any and all other intellectual property rights and/or proprietary rights recognized by Law.

IRS	The United States Internal Revenue Service.

ITA	The Israel Tax Authority.

ITO	The Israeli Income Tax Ordinance [New Version] 1961 and all the regulations, rules and orders promulgated therein.

Law	Any federal, state, county, city, municipal, foreign, or other governmental statute, law, rule, regulation, ordinance, order, code, or requirement (including pursuant to any settlement agreement or consent decree) and any permit or license granted under any of the foregoing, or any requirement under the common law.

Leakage Payments	Any expenses paid or incurred by the Company other than the expenses set forth in Schedule D attached hereto.

Legal Requirement	Any Law issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any orders, writs, injunctions, awards, judgments and decrees issued against or applicable to the Company or any of its respective assets, properties or businesses, as of the date hereof or the Closing Date, as applicable.

Liability	Any and all Debt, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, determined or determinable, accrued or unaccrued, liquidated or unliquidated or due or to become due, and regardless of whether arising out of or based upon any Contract, Law, tort, strict liability or otherwise.

Open Source Software	Any software (in source or object code form) that is subject to (i) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (ii) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

M&A Transaction	As defined in the Amended Articles.

Option Plan	The RondinX Ltd. 2016 Share Option Plan.

Order	Any judgment, injunction, order, or decree that is issued by a Governmental Authority.

Ordinary Course of Business	The ordinary and usual course of business of the Company, consistent with past practices.

Ordinary Shares	Ordinary shares of the Company, without par value.

Organizational Documents	In respect of any entity, the memorandum of association (if any) and articles of association or similar corporate documents as per the applicable jurisdiction of incorporation.

Pro Rata Portion	With respect to each Consideration Recipient, the ratio between (a) such portion of the Aggregate Consideration actually paid to such Consideration Recipient at the relevant time of calculation; and (b) such portion of the Aggregate Consideration actually paid to all Consideration Recipients at such relevant time.

IIA	Israel Innovation Authority, formerly the Office of the Chief Scientist of the Israeli Ministry of Economy and Industry.

Optionholder	Holder of Company Options.

Person	Includes any individual, sole proprietorship, partnership, firm, entity, limited partnership, limited liability company, unlimited liability company, corporation, Governmental Authority, association, trust, joint stock company, joint venture, unincorporated organization, governmental or national entity or other entity or organization.

Preferred A-1 Shares	Series A-1 Preferred Shares of the Purchaser with par value NIS 0.01 each.

Preferred Seed Shares	Preferred Seed Shares of the Company without par value.

R&D Law	The Encouragement of Research, Development and Technological Innovation Law, 5744-1984, as amended.

Related Party	With respect to any specified Person, means: (a) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such affiliate; (b) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (c) any Immediate Family member of a Person described in clause (b); or (d) any other Person who holds, individually or together with any affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than five percent (5%) of the outstanding equity or ownership interests of such specified Person. For the purposes of this definition, “Immediate Family,” with respect to any specified Person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

Representatives	Officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Registered Intellectual Property Assets	Intellectual Property Assets that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority, including any of the following: (i) issued Patents and Patent applications; (ii) Mark registrations, renewals and applications; and (iii) Copyright registrations and applications.

Security Interest	Any interest or equity of any Person (including any right to acquire, option, or right of pre-emption) or any mortgage, charge, pledge, lien (including ikavon), attachment, assignment, deed of trust, hypothecation, easement, security interest, right of first refusal, right of preemption, transfer or retention of title agreement, or restriction by way of security of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership or any other encumbrance or security interest over or in the relevant property.

Subsidiaries	With respect to any Person, (i) any corporation, of which a majority of the aggregate voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) any limited liability company, partnership, association, or other business entity, of which a majority of the partnership, membership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons will be allocated more than fifty percent (50%) of the limited liability company, partnership, association, or other business entity gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association, or other business entity.

Tax	And with the corresponding meaning “Taxable”: (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, margins, transfer, franchise, profits, license, payroll, employment (including amounts payable under the Israeli social security or national health insurance payments), excise, severance, stamp, occupation, premium, property, environmental, or windfall profit tax, deductions, charges, withholding required by any Taxing Authority on amounts paid to or by the Company or any of its Affiliates, custom, duty, or other tax, escheat of unclaimed funds or property, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, inflation linkage differentials (hefreshei hatzmadah), penalty, addition to tax, or additional amount imposed by any Taxing Authority; and (ii) any liability of the Company or any of its Affiliates for the payment of any amounts as a result of being a party to any Tax Sharing Agreements or with respect to the payment of any amounts of any of the foregoing types as a result of any obligation to indemnify any other Person or as a result of being a transferee or successor, by Contract or otherwise.

Taxing Authority	The ITA, the IRS and any other national, regional, municipal or other governmental or regulatory authority or administrative body responsible for the administration of any Taxes.

Tax Return	Any return, declaration, report, claim for refund, or information return or statement relating to Taxes, filed or required to be filed, including any amendment thereof, and including, where permitted or required, combined, consolidated, affiliated or unitary returns for any group of entities that includes the Company or any of its Affiliates.

Tax Ruling	As defined in Section 2.9.

Tax Sharing Agreements	All existing Tax allocation or Tax sharing agreements or arrangements (whether oral or written) binding the Company or any of its Affiliates.

Transaction	The transactions contemplated under the Transaction Documents.

Transaction Documents	This Agreement, its exhibits and schedules and any and all other Contracts, certificates and documents contemplated to be delivered or executed in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the Amended Articles.

Vested Options	Company Options that are vested upon Closing in accordance with their vesting schedule after giving effect to any acceleration duly approved by the Company.

Waterfall	The waterfall attached in Schedule E, which may be updated as of the Closing by the Shareholders’ Representative solely with regard to the issuance of additional Ordinary Shares deriving from exercise of Vested Options, included in Schedule 4.4.2 and/or reduction of the Closing Shares and shares under Closing Warrants as a result of Leakage Payments (per the provisions of Section 7.11).

1.2.	Certain Rules of Interpretation.

1.1.1	Number and Gender. Words and defined terms denoting the singular number include the plural and vice versa and the use of any gender shall be applicable to all genders.

1.1.2	Headings. The paragraph headings are for the sake of convenience only and shall not affect the interpretation of this Agreement.

1.1.3	Any agreement or instrument defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement or instrument as from time to time amended, modified or supplemented. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

2.	PURCHASE AND SALE OF THE SHARES

2.1.	Agreement to Purchase and Sell. Subject to and in accordance with the terms and conditions of this Agreement, at the Closing each of the Shareholders shall sell to the Purchaser, and the Purchaser shall purchase from each of the Shareholders, the Ordinary Shares and the Preferred Seed Shares, owned by each Shareholder as of the Closing, as set forth in the Waterfall (the “Purchased Shares”), such that immediately following the Closing, the Purchaser shall be the owner of 100% of the issued and outstanding share capital of the Company, free and clear of Security Interests; and any and all outstanding stock options, warrants, convertible securities, convertible debt and equity equivalents of the Company shall have been exercised, repaid, expired or cancelled prior to Closing as set forth in this Agreement.

2.2.	Consideration.

2.2.1.	In consideration of the transfer and sale of the Purchased Shares, at the Closing and subject thereof, the Purchaser shall issue to (a) the Shareholders an aggregate of 250,023 Preferred A-1 Shares which shall be deemed as the “Closing Shares” and (b) the Company Warrant Holders as listed in the Waterfall, Closing Warrants (as defined in Section 2.6 hereto), all as set forth in Section 2.6 hereof.

2.2.2.	In the event that the Tax Ruling is rejected (the “Trigger Event”) then (i) the 6,426 Closing Shares issued to the Shareholders (according to the allocation between the Shareholders as set forth in the Waterfall) shall be reconveyed to the Purchaser and shall be deemed deferred and not valid; (ii) the Closing Warrant shall be reduced by 1,402 Preferred A-1 Shares according to the allocation between the Company Warrant Holders as set forth in the Waterfall; and (iii) the Purchaser shall transfer to the Consideration Recipients, within seven (7) Business Days following the occurrence of the Trigger Event, an aggregate amount equal to [***], to be split among the Consideration Recipients as provided for in the Waterfall (the “Cash Payment Amount”).

For purposes of this Agreement, (i) the Tax Ruling shall be deemed to be obtained if the ITA grants a tax ruling containing the Qualified Terms and does not impose any additional limitation, restriction or obligation on the Shareholders other than as set forth in the Qualified Terms or such other terms acceptable to both the Purchaser and the Shareholders Representatives after discussion in good faith by the Parties during a period of 30 days following the receipt of such Tax Ruling; and (ii) the Tax Ruling shall be deemed to be rejected if (x) the Purchaser and the Company receive a rejection in writing from the ITA that cannot be reasonably appealed or challenged, or (y) at least nine (9) months from the Closing have lapsed without obtaining the Tax Ruling and the tax advisors of the Shareholders, the Purchaser and the Company believe that there is no reasonable likelihood of obtaining the Tax Ruling.

“Qualified Terms” means the following terms and conditions: (a) the transfer of shares of the Company to the Purchaser pursuant to this Agreement is treated as a “tax exempt” exchange of shares pursuant to Section 103T (כ103( of the ITO; and (b) other than the restrictions set forth in Section 103T (כ103( of the ITO, there shall be no restrictions, limitations or obligations, of any kind, applying to the Shareholders. In case that the Application was rejected as evidenced by a written notice of the ITA, the issuance of the Closing Shares and the Cash Payment Amount shall be subject to withholding Taxes in accordance with Section 2.10 hereto.

2.3.	Reserved.

2.4.	Additional Issuances and/or Earn-Out Payments.

2.4.1.	Issuances of Milestone Shares. In the case of the attainment of a milestone set forth in Section 2 of Exhibit 2.4.1 hereto (such Exhibit 2.4.1, the “Milestones Schedule”) prior to the fourth anniversary of the Closing Date or of a milestone set forth in Section 3 of the Milestone Schedule prior to the third anniversary of the Closing Date, then upon the first attainment of any such milestone, the Consideration Recipients listed in the Waterfall will be entitled to receive a one-time payment of an additional aggregate amount of 234,834 ordinary shares of the Purchaser (the “Milestone Consideration Shares”). The allocation of the Milestone Consideration Shares shall be made per the allocation set forth in the Waterfall. The issuance of the Milestone Consideration Shares shall be subject to withholding Taxes in accordance with Section 2.10 hereto. If at the time of such payment of Milestone Consideration Shares, the Tax Ruling has not yet obtained or a Trigger Event has occurred (and only in such events), the Purchaser shall, in addition to the issuance of the Milestone Consideration Shares, pay the Consideration Recipients an aggregate amount of US$300,000 to be split among the Shareholders as provided for in the Waterfall (the “Milestone Payment Amount”). Issuance of the Milestone Consideration Shares and the payment of the Milestone Payment Amount (if applicable) shall be made by the Purchaser within 30 days from the date that the applicable milestone was met. Each of the milestones set forth in the Milestone Schedule shall be referred hereto as a “Milestone”. The payment of the Milestone Payment Amount shall be subject to the provisions of Section 2.10 hereto.

2.4.2.	Contingent Consideration.

2.4.2.1.	In addition to the issuance of the Milestone Consideration Shares (to the extent applicable), subject to and upon meeting of any Milestone during the period listed therein, the Purchaser shall make the applicable and additional payment as listed in the Milestone Schedule in shares and/or in cash (as set forth below) to the Consideration Recipients per the allocation set forth in the Waterfall (the “Contingent Consideration”).

2.4.2.2.	Any payment of the Contingent Consideration, calculated as set forth in the Milestone Schedule, may be paid at the discretion of the Purchaser in one of the following methods (i) all cash, (ii) a combination of cash and remaining consideration payable in the then most senior class of shares of the Purchaser (the allocation to be determined by Purchaser in its sole discretion) or (iii) all consideration payable in the most senior class of shares of the Purchaser authorized or outstanding as of the time that payment is due. In the case of (ii) and (iii), consideration in shares will be based on the lowest price per share paid by any holder of Purchaser’s most senior class of shares in consideration for the issuance thereof (such shares “Equity Contingent Consideration” and such price, the “Equity Contingent Consideration Price”), provided that, to the extent that the Tax Ruling has not yet obtained by that time or a Trigger Event has occurred prior to such date, at least [***] of the applicable Contingent Consideration shall be made in cash (the “Minimum Cash Contingent Consideration”). In case that the Application was rejected, the issuance of the Equity Contingent Consideration and the Cash Contingent Consideration shall be subject to withholding Taxes in accordance with Section 2.10 hereto. In case that the Purchaser’s shares (or any shares received by the Company’s shareholders as part of a merger with a public company) are traded on a public market, then the price per share calculated as part of the payment under the Milestone Schedule, shall be calculated as set forth in Article 13.2 to the Amended Articles, provided that the distribution thereunder shall be deemed as the date of the notice of completion of the applicable Milestone.

2.4.2.3.	The Purchaser will notify the Shareholders’ Representative, in writing, of its decision of how such Contingent Consideration is to be paid in cash (the “Cash Contingent Consideration”) or Equity Contingent Consideration within fourteen (14) Business Days from the date that the applicable Milestone was met (the “Payment Method Notice”).

2.4.2.4.	For the avoidance of doubt, in the event that the Tax Ruling has been obtained by the time of the Contingent Consideration is due, then 100% of the Contingent Consideration may be paid by issuance of Equity Contingent Consideration.

2.4.3.	Source of Payment of the Milestone Payment, Payment Schedule.

2.4.3.1.	If the Purchaser is required to pay the Milestone Payment Amount in accordance with Section 2.4.1, such amount shall be credited against the Contingent Consideration payment due for meeting the Milestone listed under the Milestone Schedule (i.e. Purchaser shall not be required to pay the first [***] in Contingent Consideration).

2.4.3.2.	All payments of Cash Contingent Consideration and issuance of the Equity Contingent Consideration due by the Purchaser to the Consideration Recipients shall be made within 30 Business Days from the date of achievement of the applicable Milestone, provided, that with respect to Cash Contingent Consideration other than the Minimum Cash Consideration (if applicable) due on account of Upfront Related Milestones (as defined in Section 4 of the Milestone Schedule) (the “Upfront Cash Payment”), such payment will be made [***] from Purchaser’s or its Affiliates actual receipt of the payment on account of the relevant Qualifying Upfront Fee). Consideration Recipients shall not have any claim against the Purchaser in case the Purchaser did not actually receive the payment on account of the relevant Qualifying Upfront Fee and as a result did not pay the Consideration Recipients for such Milestone, unless such payment has not been received due to any action or omission of the Purchaser.

2.4.3.3.	The issuance of the Milestone Consideration Shares or the payment of the Milestone Payment Amount shall be subject to withholding Taxes in accordance with Section 2.10.

2.4.4.	If so elected by the Purchaser, the Shareholders’ Representative shall appoint a paying agent (the “Paying Agent”) to handle all the withholdings and other payments required under applicable Law with respect to receipt of all items of consideration due to the Consideration Recipients herein.

2.4.5.	Redemption of Milestones. The Consideration Recipients rights, if any, to receive the Milestone Consideration Shares (or the Milestone Payment Amount, if applicable) and the Contingent Consideration (collectively, the “Milestone Consideration”) shall not be harmed or otherwise adversely affected in an M&A Transaction and be fully assumed by acquirer or successor thereunder, provided that the acquiring or successor party pursuant to such M&A Transaction shall be entitled, within no later than 30 days after the closing of such M&A Transaction, to redeem itself from any obligations to pay future Contingent Consideration hereunder, by making the one-time payment, calculated as set forth in Exhibit 2.4.5 attached hereto, to the Consideration Recipients in accordance with the allocation between the Consideration Recipients as set forth in the Waterfall.

2.4.6.	Occurrence of a Milestone. The occurrence of an applicable Milestone shall be deemed met in accordance with the procedures set forth in the Milestone Schedule.

2.5.	The Purchaser shall use its commercially reasonable efforts to continue and develop the Company’s Covered Product Candidates (as defined in the Milestone Schedule) (the “Development Undertaking”). Purchaser undertakes to take and perform the actions listed in the Milestone roadmap attached hereto as Exhibit 2.5 (the “Milestone Roadmap”), and its compliance with the Milestone Roadmap shall be deemed as compliance with the forgoing Development Undertaking. Without derogating and subject to the foregoing, the Board of Directors of the Purchaser shall have sole and absolute discretion to define, revise, terminate and amend Purchaser’s research, development and strategic growth plans, including taking any act that has implications on the Company’s Covered Product Candidates or Computational Platform (as defined in the Milestone Schedule). Additionally, without derogating and subject to the Purchaser undertaking to comply with the Milestone Roadmap, the Purchaser may neglect, revise, abandon (and in the case of abandonment of a patent in all jurisdictions the resolution of the Board of Directors of Purchaser will be required) or discontinue paying any registration or other fees related to Company Intellectual Property Assets as it deems right in its sole and absolute discretion (provided that such actions do not impair Purchaser’s undertaking to comply with the Milestone Roadmap).

2.6.	Treatment of Warrants. All warrants held by Company Warrant Holders to purchase Company Share Capital, as reflected in the Waterfall (the “Company Warrants”) shall expire and be cancelled and terminated without payment and without Liability towards the holder thereof, except the right to receive (i) a warrant to purchase such number of Preferred A-1 Shares of the Purchaser (constituting part of the Closing Shares) for no additional consideration, as set forth in the Waterfall, in the form attached hereto as Exhibit 2.6 (the “Closing Warrants”), and (ii) the right to receive additional consideration pursuant to Section 2.4 above in accordance with the allocation set forth in the Waterfall.

2.7.	Treatment of Stock Options.

2.7.1.	No Company Option (whether vested or unvested) that is outstanding immediately prior to the Closing shall be assumed by Purchaser. Each Company Option (whether vested or unvested) not otherwise exercised before the Closing shall be cancelled immediately prior to the Closing. Any exercise of Company Option prior to the Closing shall be reflected in the list of Shareholders set forth in Exhibit 2.2.1 and the Waterfall without increasing the amount of the Closing Shares, Closing Warrants or the Cash Payment Amount.

2.7.2.	Prior to Closing, the Company shall take all actions under the Company Option Plan and otherwise to cause each of the Company Options to be cancelled and extinguished as of the Closing Date and any other actions necessary to approve and confirm the treatment of the Company Options and any Ordinary Shares issued thereunder as detailed above.

2.8.	Allocation of the Consideration. The payment by the Purchaser of any consideration herein to the Consideration Recipients per the allocation listed in the Waterfall shall constitute payment by the Purchaser to the Consideration Recipients and satisfaction of the Purchaser’s obligation to pay such amount hereunder.

2.9.	Tax Ruling.

2.9.1.	The Purchaser and the Company shall make best efforts to obtain a tax ruling from the ITA based on the application filed with the ITA on October 14, 2017 and attached hereto as Schedule 2.9 (the “Application” and the “Tax Ruling”, respectively).

2.9.2.	To the extent that a Tax Ruling shall have been obtained, the Purchaser hereby agrees and undertakes to make reasonable efforts to comply with the terms and conditions of the Purchaser’s limitations, restrictions and obligations set forth in the Tax Ruling.

2.9.3.	In the event of any non-compliance by the Purchaser with the provisions of the Tax Ruling that results in request of payment of taxes (the “Tax Payment Request”), and other than in connection with a transfer of shares pursuant to an M&A Transaction in cash, the parties shall act as if no Tax Ruling has been obtained or a Trigger Event has occurred, such that the provisions of Sections 2.2.2 and 2.4 above shall apply as if no Tax Ruling has been obtained or a Trigger Event has occurred, mutatis mutandis.

2.10.	Withholding Tax

2.10.1.	Each of the Purchaser and the Paying Agent (to the extent appointed) (each, a “Payor”), as the case may be, shall be entitled to deduct and withhold (and remit to the appropriate Taxing Authority) from any consideration payable or otherwise deliverable to any Shareholder pursuant to this Agreement such amounts as each Payor determines in good faith to be required to be deducted or withheld therefrom under any Applicable Law, including, without limitation, the Israeli Tax Ordinance, provided, however, that in respect of Taxes arising under Applicable Law, if Payor is provided, at least three (3) Business Days Prior to issuance of any shares or disbursement of funds, with a Valid Certificate or ruling issued by the appropriate Taxing Authority regarding the deduction or withholding of Taxes (including the reduction of Tax to be withheld, an exemption from withholding, or any other instructions regarding the payment of withholding, whether general or referring specifically to any payment under this Agreement) (an “Israeli Tax Certificate”) from any amounts payable hereunder, then the withholding (if any) of any amounts under Israeli Laws regarding Taxes from the amounts payable hereunder, and the payment of the amounts or any portion thereof, shall be made only in accordance with the provisions of such Israeli Tax Certificate. To the extent that such amounts are so withheld by a Payor, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid in respect of whom such deduction and withholding was made by a Payor. In case no Israeli Tax certificate shall be provided, the Payor shall use any or all of the Cash Payment Amount (if any) for payment of the tax amounts due for such issuance of the Closing Shares. Each of the Consideration Recipients hereby irrevocably agrees and permits the Purchaser to use such Cash Payment Amount for the payment of the withholding tax due for such sale in accordance with applicable Law as the Purchaser reasonably determines is required to be deducted or withheld therefrom. In the event that the Payor shall notify the Shareholders Representative that the such Cash Payment Amount (if any) is not sufficient for the payment of the Taxes due for each payment under this Agreement (including the Contingent Consideration under the Milestone Schedule), each of the Consideration Recipient irrevocably undertakes to transfer within 5 business days from first demand the amount that the Purchaser shall reasonably require to comply with the demands of applicable Law.

2.10.2.	a “Valid Certificate” shall be deemed as being a valid and applicable certification or ruling issued by the ITA (i) exempting any Consideration Recipient from the duty to withhold Israeli Taxes with respect to a Consideration Recipient, (ii) determining the applicable rate of Israeli Tax to be withheld from such Consideration Recipient, or (iii) providing any other instructions regarding the payment or withholding with respect to the applicable consideration of such Consideration Recipient. For such purpose, the Tax Ruling will be considered a Valid Certificate providing full exemption from withholding.

2.11.	Adjustments. In the event of any share split, bonus shares, reverse share split, share dividend (including any dividend or distribution of securities convertible into shares), consolidation, reorganization, reclassification, combination, recapitalization or other like change with respect to the Purchaser’ shares occurring following the Closing, all references in this Agreement to specified prices, numbers of shares affected thereby, or any value thereof, and all calculations provided for that are based upon numbers of shares (or value thereof) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties hereto the same economic effect as contemplated by this Agreement prior to such share split, reverse share split, share dividend, reorganization, reclassification, combination, recapitalization or other like change.

3.	CLOSING

3.1.	The closing of the purchase and sale of the Purchased Shares (the “Closing”) shall take place at the offices of Zysman, Aharoni & Gayer, 45 Rothschild Blvd., Tel Aviv, Israel, within two (2) Business Days after the satisfaction of all the conditions precedent to Closing as set out herein, or thereafter at such other time, date and place as may be agreed by the Shareholders’ Representative and the Purchaser in writing (the time and date of the Closing being herein referred to as the “Closing Date”).

3.2.	At the Closing, the following actions and occurrences will take place, all of which shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered, until all actions are completed and all documents and certificates delivered:

3.2.1.	The Shareholders and the Company shall deliver to the Purchaser the following documents or cause the following actions to be completed:

3.2.1.1.	share transfer forms for the Purchased Shares in the form attached hereto as Schedule 3.2.1.1, duly executed by each Shareholder or, in the case of 102 Shares, by the 102 Trustee, transferring the Purchased Shares to of the Purchaser;

3.2.1.2.	Duly executed letters of resignation effective as of the Closing Date, by each of the existing directors of the Company in the form attached hereto as Schedule 3.2.1.2;

3.2.1.3.	A true and correct copy of the resolutions of the Board of Directors, substantially in the form attached hereto as Schedule 3.2.1.3(a), approving, inter alia, the (i) execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby, including the transfer by the Shareholders of the Purchased Shares to the Purchaser, (ii) the treatment of Company Options and 102 Shares as detailed in this Agreement; (iii) purchase a run off, or tail insurance policy (the “Tail Insurance Policy”); and (iv) approving the Shareholders Registrar in the form of Schedule 3.2.1.3(b).

3.2.1.4.	True and correct copy of the resolutions of the shareholders of the Company, in substantially the form attached hereto as Schedule 3.2.1.4, approving, among other things, the execution and delivery by the Company of this Agreement, and purchase of the Tail Insurance Policy;

3.2.1.5.	Validly executed new share certificates covering the Purchased Shares, issued in the name of the Purchaser, in substantially the form attached hereto as Schedule 3.2.1.5;

3.2.1.6.	A true and complete copy of the Register of the Directors of the Company as in effect immediately prior to Closing in the form of Schedule 3.2.1.6;

3.2.1.7.	A certificate of the Company duly executed by its Chief Executive Officer, dated as of the Closing Date, in the form attached hereto as Schedule 3.2.1.7;

3.2.1.8.	Reserved.

3.2.1.9.	The original copies of all of the Shareholders’ share certificates or in the event that any certificates shall have been lost, stolen or destroyed, such Shareholders shall provide an affidavit to this effect substantially in the form attached hereto as Schedule 3.2.1.9.

3.2.1.10.	Each of the Shareholders shall have delivered an executed Shareholders Certificate, in the form attached hereto as Schedule 3.2.1.10.

3.2.1.11.	Each of the Option holders shall have delivered an executed Instrument, Waiver and Consent, in the form attached hereto as Schedule 3.2.1.11.

3.2.1.12.	The Company shall deliver to the Purchaser a certificate signed by an officer of the Company and setting forth an extract from the Company’s bank(s) providing the Company’s bank accounts balance status as of three (3) Business Days prior to the Closing and a good faith estimate of the amount of cash of the Company and the amount of Debt as of the Closing (the “Closing Certificate”) in the form attached hereto as Schedule 3.2.1.12.

3.2.1.13.	Executed termination notices of all of the employees of the Company and waiver of certain rights in connection with termination of employment signed by all of the employees of the Company in the form of Schedule 3.2.1.13.

3.2.1.14.	A copy of a certificate of good standing for the Company from the Israeli Companies Registrar, as of a date within ten (10) Business Days of the Closing Date.

3.2.1.15.	Each of the Consideration Recipients other than 8VC Angel Fund I, LP and 8VC Angel Fund I Associates L.P. shall have executed an irrevocable Proxy for the benefit of the Shareholders’ Representative to vote the shares held by the Shareholders at any shareholders meeting or resolution, receive any information from the Company and otherwise represent such Consideration Recipient in any communications with the Company, all as set forth in and substantially in the form of Schedule 3.2.1.15.

3.2.1.16.	Any Consideration Recipient who is not a resident of the State of Israel that holds, as of immediately post-Closing, more than 5% of Purchaser’s issued and outstanding share capital shall execute a Letter of Undertaking to the IIA with respect to the subscription made under this Agreement in the form attached hereto as Schedule 3.2.1.16.

3.2.1.17.	8VC Angel Fund I LP shall execute a termination letter with respect to its right to appoint an observer to the Company’s Board in the form attached hereto as Schedule 3.2.1.17.

3.2.1.18.	Proof of cancellation of the credit and debit cards of the Company.

3.2.1.19.	True and correct copies of any third party consents to the transaction contemplated under this Agreement as listed in Schedule 3.2.1.19.

3.2.1.20.	A non-competition and non-solicitation letter of undertaking executed by each of Shareholders listed on Schedule 3.2.1.20(a) in the form attached hereto as Schedule 3.2.1.20(b).

3.2.2.	The Company shall record the transfer of the Purchased Shares to the Purchaser as contemplated hereunder, on the Company’s register of shareholders, reflecting the ownership of 100% of the Company share capital by the Purchaser, and shall provide the Purchaser with a certified copy of the Company’s register of shareholders as of immediately after the Closing in the form attached hereto as Schedule 3.2.2.

3.2.3.	The Purchaser shall issue and transfer to the Shareholders the Closing Shares to be allocated to the Shareholder per the Waterfall and deliver to each Consideration Recipient validly executed new share certificates covering its applicable Closing Shares, in substantially the form attached hereto as Schedule 3.2.3.

3.2.4.	The Purchaser shall issue and transfer to the Warrant Holders the Closing Warrants to be allocated to the Warrant Holders per the Waterfall and deliver to each Shareholder validly executed Closing Warrants.

3.2.5.	The Consideration Recipients, the Purchaser and the requisite shareholders who are parties to the existing Investors Rights Agreement of the Purchaser (the “Existing IRA”) shall execute an amendment to such Investors Rights Agreement granting the Consideration Recipients certain rights, in the form attached hereto as Schedule 3.2.5 (the “Amended IRA”), and the Purchaser shall provide to the Consideration Recipients a copy of the Amended IRA, executed by the Purchaser and the requisite shareholders who are parties to the Existing IRA.

3.2.6.	Copy of the amended and restated articles of association of the Purchaser’s, to be in effect immediately following the Closing in the forms attached hereto as Schedule 3.2.6 (the “Amended Articles”), which shall be provided to the Consideration Recipients.

3.2.7.	The Purchaser shall deliver to the Consideration Recipients a true and correct copy of the resolutions of the Board of Directors of the Purchaser, substantially in the form attached hereto as Schedule 3.2.7(a) and true and correct copy of the resolutions of the shareholders of the Purchaser, in substantially the form attached hereto as Schedule 3.2.7(b).

3.2.8.	The Purchaser shall record the issuance of the Closing Shares to the Shareholders as contemplated hereunder, on the Purchaser’s register of shareholders, and shall provide the Consideration Recipients with a certified copy of the Purchaser’s register of shareholders as of immediately after the Closing in the form attached hereto as Schedule 3.2.8.

3.3.	Conditions to Closing of Each Party. The obligations of the Company, the Purchaser and the Consideration Recipients to consummate the Transaction are subject to the satisfaction of the following condition:

3.3.1.	No Injunction. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Authority of competent jurisdiction shall be in effect and no applicable Law shall have been enacted or be deemed applicable to the Transaction which could reasonably be expected to impair, prevent or prohibit the consummation of the Transaction.

3.4.	Purchaser’s Conditions to Closing. The Purchaser’s obligations to consummate the purchase of the Purchased Shares hereunder are subject to the fulfilment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by the Purchaser):

3.4.1.	The representations and warranties of the Company and the Consideration Recipients contained herein were true and correct in all material respects when made and shall be true and correct in all material respects at the time of the Closing as though made again at the Closing Date, except (i) for those representations and warranties qualified by material, materiality or similar expressions which shall be true and correct in all respects, (ii) changes contemplated by this Agreement, and (iii) for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date.

3.4.2.	The Consideration Recipients and the Company shall have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing.

3.4.3.	No action, proceeding or investigation shall have been instituted, threatened or proposed before any court or Governmental Authority and no Order shall be in effect to enjoin, alter, prevent, restrain , prohibit, materially delay, restrict the consummation of the Closing, or that shall impact materially and adversely the operation of the business following the Closing. No proceeding challenging this Agreement, the Transaction Documents or the Transactions contemplated by the Transaction Documents or seeking to obtain substantial damages in respect of, or which is related to, or arises out of, the Transaction Documents or the consummation of the Transaction, shall have been instituted by any Person before any Governmental Authority and be pending.

3.4.4.	The execution, delivery and performance of the Transaction by the Company and the Consideration Recipients shall be duly authorized by the Board of Directors and the shareholders of the Company. Copies of the resolutions adopted by the Board of Directors and the shareholders of the Company, respectively approving this Agreement substantially in the form attached hereto as Schedule 3.2.7(a) and Schedule 3.2.7(b) shall have been provided to the Purchaser at or prior to the Closing.

3.4.5.	All outstanding options, warrants and any other securities convertible or exercisable into Ordinary Shares or Preferred Seed Shares, including those set out in Schedule 3.4.5, shall have been exercised, converted, expired, repaid or cancelled, and all outstanding Security Interests on the Purchased Shares shall have been discharged, such that immediately following the Closing, the Purchaser shall be the owner of 100% of the issued and outstanding share capital of the Company on such date, free and clear of all Security Interests.

3.4.6.	There shall have been no Company Material Adverse Effect.

3.4.7.	The Purchaser and the Key Employees have executed the Key Employment Agreements, between the Purchaser and each of the Key Employees.

3.4.8.	All Closing deliverables set forth in Section 3.2 and Section 3.2.2 above shall have been duly received to the satisfaction of Purchaser.

3.4.9.	The Closing Certificate provided shall indicate that there is no Debt in the Company, other than as set forth in Schedule 4.22 of the Disclosure Schedule.

3.4.10.	The Company shall have duly approved the purchase of, and shall actually purchased the Tail Insurance Policy.

3.4.11.	The Company shall have purchased a general third party liability insurance policy (the “Third Party Insurance”).

3.5.	Consideration Recipients’ Conditions to Closing. Consideration Recipients’ obligations to consummate the sale of the Purchased Shares to the Purchaser at the Closing are subject to the fulfilment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by the Shareholders’ Representative):

3.5.1.	All representations and warranties of the Purchaser contained herein were true and correct when made and shall be true and correct, in all material respects, at the time of the Closing as though made again at the Closing Date.

3.5.2.	The Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Purchaser prior to or at the Closing.

3.5.3.	All Closing deliverables set forth in Sections 3.2 – 3.2.8 above shall have been duly received to the satisfaction of the Consideration Recipients.

3.5.4.	No action, proceeding or investigation shall have been instituted, threatened or proposed before any court or Governmental Authority and no Order shall be in effect to enjoin, alter, prevent, restrain, prohibit, materially delay, restrict the consummation of the Closing, or that shall impact materially and adversely the operation of the business following the Closing. No proceeding challenging this Agreement, the Transaction Documents or the Transactions contemplated by the Transaction Documents or seeking to obtain substantial damages in respect of, or which is related to, or arises out of, the Transaction Documents or the consummation of the Transaction, shall have been instituted by any Person before any Governmental Authority and be pending.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to the Purchaser with respect to the Company as of the date hereof and as of the Closing Date as follows, except as set forth herein or in the Company Disclosure Schedule delivered to the Purchaser concurrently herewith which disclosures shall be deemed to be part of the representations and warranties of the Company):

4.1.	Constitution and Compliance.

4.1.1.	The Company is validly existing under the laws of the State of Israel, with power and authority to carry on its business as currently conducted and as currently proposed to be conducted. The Company has at all times carried on its business and affairs in all material respects in accordance with its Organizational Documents and all applicable Laws and regulations, and there is no violation or material default with respect to any statute, regulation, Order, decree, or judgment of any court or any Governmental Authority which could have a material adverse effect upon the assets or business of the Company. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the Company currently conducts business.

4.1.2.	The Company has all requisite corporate power and authority to execute and deliver the Transaction Documents, and to carry out and perform its obligations thereunder. All corporate action on the part of the Company, its directors, and its shareholders necessary for the authorization and execution of this Agreement by the Company has been taken. This Agreement constitutes the valid and legally binding obligation of the Company, and, assuming due authorization, execution and delivery by the Purchaser and any other party thereto, is enforceable in accordance with its terms, subject, in each case, to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.2.	No Conflict. The execution and delivery by the Company of the Transaction Documents to which the Company is a party does not, and the consummation of the Transaction will not, (i) violate, conflict, or result in a breach of any provisions of any Organizational Documents of the Company, (ii) result in the creation or enforcement of any Security Interest upon any of the properties or assets of the Company, (iii) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any Person of the right to accelerate, terminate, modify or cancel, any material contract to which any Company is a party, (iv) require the consent or agreement of any governmental body, entity or any other third party, except as provided in, or disclosed by this Agreement, or (v) constitute a material violation (with or without the giving of notice or lapse of time, or both) of Law or any judgment, decree, Order, regulation or rule of any Governmental Authority applicable to the Company or any of .

4.3.	Subsidiaries. The Company does not own, directly or indirectly, any capital stock, membership interests, or other securities of any Person. The Company does not have any Subsidiaries. The Company is not a participant in any joint venture, special purpose entity, partnership or similar arrangement.

4.4.	Capitalization.

4.4.1.	Schedule 4.4.1 of the Disclosure Schedule sets out the authorized and issued share capital of the Company as of the date of this Agreement and immediately prior to the Closing.

4.4.2.	Schedule 4.4.2 of the Disclosure Schedule sets out, as of the date of this Agreement, a true, correct and complete list of any and all options, warrants and other Company securities convertible into Ordinary Shares or Preferred Seed Shares or other type of shares which were issued by the Company (the “Options”). Except for Ordinary Shares or Preferred Seed Shares the Company has not issued any other type or class of shares.

4.4.3.	Other than as listed in Schedules 4.4.1 and 4.4.2 of the Disclosure Schedule, there are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, or any other agreements of any character directly or indirectly obligating the Company to issue (i) any additional shares or other securities or (ii) any securities or debt convertible into, or exchangeable for, or evidencing the right to subscribe for, any shares or other securities.

4.4.4.	The Purchased Shares constitutes all of the issued and outstanding share capital of the Company as of the Closing Date.

4.5.	Financial Statements.

4.5.1.	The Company has delivered to the Purchaser audited balance sheets of the Company as of, and the related statements of income and cash flows, for the year ended December 31, 2015 and December 31, 2016, accompanied by the report of the Company’s independent public accountants thereon (the “Financial Statements”) The Financial Statements are attached hereto as Schedule 4.5.1.

4.5.2.	The Financial Statements (i) have been prepared from the books and records of the Company, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared (other than the management reports) in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated therein or in the notes thereto) and consistent with each other and (iv) fairly present in all material respects in accordance with GAAP the financial position of the Company as at the date thereof and, where applicable, the results of their operations and cash flows for the period indicated (except as may be otherwise specified in the notes to such Financial Statements). The Company maintains a standard system of accounting established and administered in accordance with GAAP.

4.5.3.	The Company did not receive from its independent auditors, and does not otherwise have knowledge of, any notice with respect to (A) any fraud or fraudulent concealment, whether or not material, that involves the Company’s or management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Company, or (B) any material claim or allegation regarding any of the foregoing.

4.5.4.	All Liabilities of the Company, are reflected in or reserved against in the Financial Statements (including the notes thereto) to the extent required by GAAP, other than Liabilities that have arisen in the Ordinary Course of Business since December 31, 2016. Other than Liabilities required to be reflected or reserved in the Financial Statements and other Liabilities that have arisen in the Ordinary Course of Business since December 31, 2016, there are no Liabilities whatsoever of the Company. The Company is not in default with respect to any such Debt or any instrument relating thereto.

4.6.	Business to Date.

4.6.1.	Except as contemplated by this Agreement and for actions taken in connection with the negotiation of this Agreement and the Transaction which are reflected in Schedule 4.6.1 to the Disclosure Schedule, since December 31, 2016 until the date hereof (i) the Company conducted their business in the Ordinary Course of Business, and (ii) there has not been any event, change, occurrence or circumstance that has had a Company Material Adverse Effect on the Company. As amplification and not in limitation of the foregoing, except as set forth on Schedule 4.6.1 to the Disclosure Schedule, since December 31, 2016, there has been:

4.6.1.1.	no event, occurrence, development, circumstance, or state of facts event or development which, individually or in the aggregate, has had, or would reasonably be expected to have in the future, a Company Material Adverse Effect;

4.6.1.2.	no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the Company’s share capital by the Company or by any other Person;

4.6.1.3.	no waiver of any valuable right of the Company under any Material Contract;

4.6.1.4.	no loan by the Company to any officer, director, employee or shareholder of the Company, or any agreement or commitment therefor, or the engagement by the Company in any transaction with any employee, officer, director or security holder of the Company, other than the payment of normal wages and salaries to employees in the Ordinary Course of Business and advances to employees in the Ordinary Course of Business for travel and similar business expenses;

4.6.1.5.	no material loss, destruction or damage to any property or assets of the Company, whether or not insured;

4.6.1.6.	no labor disputes or union organizing campaign involving the Company;

4.6.1.7.	no acquisition, license or disposition of any material portion of the Company’s assets, including any Company Intellectual Property Assets (or any Contract in respect of such assets), otherwise than for fair value in the Ordinary Course of Business;

4.6.1.8.	no Security Interest imposed or created on any of the assets or properties of the Company;

4.6.1.9.	no assignment, termination, modification or amendment of any Material Contract to which the Company was or is a party, except for any termination, modification or amendment made in the Ordinary Course of Business and which would not, either individually or in the aggregate, be material to the results of operations;

4.6.1.10.	no notice to the Company that any Material Contract to which the Company was or is a party has been breached, repudiated or terminated or will be breached, repudiated or terminated, or for which any party other than the Company has made a complaint, demand or claim against the Company for an amount in excess of US$ 10,000 based on such Material Contract;

4.6.1.11.	no entering into, adoption or material modification of any employment or similar contract, or any increase in the salary or other compensation of any employee, officer or director of the Company, or any increase in or any addition to other benefits to which any such employee, officer or director may be entitled other than an Ordinary Course of Business annual salary adjustment, in accordance with existing agreement or as required by Law;

4.6.1.12.	no compensation, bonus, payment or distribution by the Company or any Affiliate thereof to any employee, officer, director or consultant of the Company not consistent with past practices of the Company;

4.6.1.13.	no failure to pay or discharge when due (after the application of any applicable grace periods) any liabilities of the Company, except for liabilities contested in good faith by the Company, provided that, such liabilities have been fully reflected and reserved for in the Financial Statements;

4.6.1.14.	no change in any of the accounting principles adopted by the Company, or any change in the Company’s accounting policies, procedures, practices or methods (including Tax accounting methods) with respect to applying such principles, other than as required by applicable Law;

4.6.1.15.	no settlement or compromise of any Tax liability of the Company, no entry into any material agreement with any Taxing Authority (or any other Governmental Authority) regarding the Company’s liability for Taxes, no amendment of a Tax Return of the Company or filing of a claim for refund of Taxes previously paid by or on behalf of the Company, no consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes of the Company;

4.6.1.16.	no adoption, revocation or modification of any material Tax election of the Company or filing of any income or other material Tax Return of the Company;

4.6.1.17.	no commencement of any legal proceeding by or against the Company;

4.6.1.18.	no capital expenditure, purchase or commitment that will still be outstanding or in process at the Closing in excess of [***] or series of capital expenditures, purchases or commitments that will still be outstanding or in process in excess of [***] in the aggregate;

4.6.1.19.	no incurrence of Debt by the Company;

4.6.1.20.	no audit by any Governmental Authority or receipt of notice (written or, to the knowledge of the Company, verbal) from any regulatory agency with respect to the business of or facilities used by the Company;

4.6.1.21.	no settling of a legal dispute or legal proceeding involving the Company; and

4.6.1.22.	no agreement, understanding or authorization (written or verbal), for the Company to take any of the actions specified in this Section 4.6.1.

4.6.2.	Full and accurate details of all bank accounts, overdrafts, loans, guarantees or other financial facilities outstanding or available to the Company are contained in Schedule 4.6.2 of the Disclosure Schedule.

4.7.	Taxation

4.7.1.	The Company has timely filed, in accordance with all applicable Laws, all Tax returns and reports required under applicable Laws to be filed by or on behalf of the Company, and all Taxes required under applicable Law to be paid by or on behalf of the Company as of the date hereof and as of the December 31, 2016 have either been paid by it or are reflected in accordance with GAAP as a reserve for Taxes on the most recent Financial Statements and all such returns and reports are true, correct and complete in all material respects, and the Financial Statements reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such Financial Statements.

4.7.2.	All Taxes required by applicable Laws to be withheld by the Company have been duly and properly withheld or collected and have been (or will be) duly and timely paid to the proper Taxing Authority. No deficiencies, adjustment, underpayment for any Taxes have been proposed, asserted or assessed against the Company that is still pending. Except as set forth in Schedule 4.7 of the Disclosure Schedule, no requests for waivers of the time to assess any such Taxes have been made that are still pending.

4.7.3.	The Company is not, and will not be required to pay any Taxes for periods up to the Closing Date except to the extent adequate provision was made in the Financial Statements.

4.7.4.	The Company has not (i) requested any extension of time within which to file any Tax Return or (ii) been granted any extension or waiver of the statute of limitations with respect to any Taxes.

4.7.5.	There is no action, suit, proceeding, claim, audit, or investigation currently in progress, pending or, to the knowledge of the Company, threatened by any Taxing Authority against or with respect to the Company in respect of any Tax.

4.7.6.	There are no Security Interests for Taxes upon the assets of the Company, except Security Interests for current Taxes not yet due.

4.7.7.	The Company is not a party to any Tax indemnity or Tax Sharing Agreement with any Person, and the Company has no liability for the Taxes of any Person (other than the Company) by contract or otherwise.

4.7.8.	The Company has made available to Purchaser or its legal counsel or accountants copies of all Tax Returns filed for the Company for all Taxable periods (or portion thereof) ending on or before December 31, 2016 and since incorporation, and all private letter rulings, determination letters, closing agreements and other correspondence received by them from any Taxing Authority since the same date or that may apply to the Company after the December 31, 2016.

4.7.9.	The Company is not (i) a party to any “reportable transaction” within the meaning of Section 131(g) and Section 243 of the ITO and the respective regulations, (ii) has been a party to any transaction or arrangement that could reasonably be expected to cause an extension of any statute of limitations related to Taxes, including an extension because the transaction or arrangement was required to be, but was not, reported to any Taxing Authority.

4.7.10.	The Company is not engaged in or has ever been engaged in a trade or business through a “permanent establishment” within the meaning of an applicable income Tax treaty in any country other than the country in which the Company is formed or organized.

4.7.11.	The Company has not granted a power of attorney to any Person that is currently in force with respect to any Tax matter of the Company.

4.7.12.	The Company is registered for VAT purposes and Schedule 4.7.12 contains full details of such registration, including any group registration details. The Company has not been, a member of any other group of companies for VAT purposes other than the group disclosed on Schedule 4.7.12, and no company other than the Company has been a member of such group.

4.7.13.	The Company has complied in all material respects with all statutory provisions relating to VAT or other applicable sales Taxes, including requirements with respect to record keeping and the making of returns, and has properly accounted to the relevant Taxing Authority for any such VAT or sales Taxes and, without derogating from the generality of the foregoing, (i) no repayments of VAT have been claimed by the Company in the twelve (12) months prior to the Closing from the Tax authorities of Israel except in accordance with applicable Law and (ii) the Company has collected all amounts on account of any VAT required by applicable Law to be collected by it, and has remitted to the appropriate Taxing Authority any such amounts required by applicable Law within the time prescribed by such requirements. The Company has not deducted any input VAT, received any refund of VAT or claimed zero (0) rate VAT that such it was not so entitled to deduct, receive or claim, as applicable.

4.7.14.	The Company currently complies and has always timely complied in the past with all the relevant requirements of Section 102, with respect to any award issued pursuant to the provisions of such section, and the Company has complied with the requirements of Section 3(i) of the ITO with respect to grants to independent contractors or “Controlling Shareholders” (as defined in the ITO). The Option Plan and, if applicable, any amendments thereto, were timely and duly filed with the ITA and with the Company’s 102 Trustee.

4.7.15.	Any Related Party transactions subject to Section 85A of the ITO conducted by the Company has been on an arms-length basis in accordance with Section 85A of the ITO and the regulations promulgated thereunder.

4.7.16.	The Company and to the knowledge of the Company, any of the holders of the securities (with respect to the securities held by them) is subject to restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made in connection with the provisions of Part E2 of the ITO.

4.7.17.	The Company has not made any application for or received, on its behalf or on behalf on any of its shareholders or employees, and are not otherwise subject to, any “taxation decision” (hachlatat misui) or Tax ruling from the ITA, whether or not in connection with the transactions contemplated by this Agreement, other than the Application.

4.7.18.	Schedule 4.7.18 of the Disclosure Schedule sets forth all Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements (including grants or claims of “approved enterprise”, “benefitted enterprise” or “preferred enterprise” status) made with, or applied for by, any of the Company. The Company has provided to Purchaser all documentation relating to any applicable Tax holidays or incentives. Without limiting the generality of the foregoing, Schedule 4.7.18 of the Disclosure Schedule lists each Tax incentive granted to the Company under Israeli Law and the period for which such Tax incentive applies. The Company has complied with all material requirements of Israeli Law to be entitled to claim all such incentives. Subject to the receipt of the approvals set forth on Schedule 4.7.18 of the Disclosure Schedule and compliance by the Company with the applicable requirements and conditions, the consummation of the transactions contemplated by this Agreement will not adversely affect the remaining duration or the extent of any incentive or require any recapture of any previously claimed incentive, and no consent, approval, clearance of, or filing with, any Governmental Authority or Taxing Authority is required, prior to the consummation of such transactions in order to preserve the entitlement to any such incentive.

4.8.	Suppliers and Collaborators.

4.8.1.	Schedule 4.8 of the Disclosure Schedule sets forth the list of all the suppliers of services (“Suppliers”) to the Company and all of the collaborations engagements of the Company (“Customers”) of the Company.

4.8.2.	Except as indicated in Schedule 4.8 of the Disclosure Schedule, the Company has not received any written or verbal notice, of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any engagement with any Supplier or Customer. None of the Suppliers or Customers has indicated to the Company (nor does the Company has any knowledge of) any intent to discontinue or alter in any manner adverse to the Company the terms of such Supplier’s or Customer’s relationship with the Company (including with respect to non-renewal of maintenance agreements) or make any claim that would be reasonably expected to give rise to a breach by the Company of its obligations to such Supplier or Customer, and there has been no negative developments with respect to the relationships with any Supplier or Customer. The Company is in full compliance with its obligations under each Contract with its Customers and Suppliers and in the event such Contract is no longer in effect, the Company was in full compliance with their obligations under each Contract until the termination thereof. The Company has provided Purchaser with a copy of all Contracts with Customers and Suppliers and termination agreements for any such Contracts that have since been terminated.

4.8.3.	Except as indicated in Schedule 4.8.3 of the Disclosure Schedule, none of the engagements with any Supplier or any Customer have been terminated.

4.9.	Litigation. (1) There is no claim, action, suit, injunction, arbitration, or administrative or other proceeding pending or, to the knowledge of the Company, threatened against the Company or involves the Company’s contractual relationships, properties or assets, (2) to the knowledge of the Company, there is no investigation or examination pending or threatened against the Company or that involves the Company’s contractual relationships, properties or assets, and, (3) to the knowledge of the Company, there is no basis for any such claim, action, suit, investigation, arbitration, or administrative or other proceeding, including as a result of the consummation of the transactions contemplated by this Agreement, before any court, arbitration tribunal or Governmental Authority. Neither the Company nor any of its respective properties, assets or business, is subject to or bound by any Order.

4.10.	Reserved.

4.11.	Employees and Contractors.

4.11.1.	Schedule 4.11.1 of the Disclosure Schedule sets forth a complete and accurate list of all employees of the Company (“Employees”). The Company has furnished to Purchaser a list of all current Employees employed by the Company as of the date of this Agreement, and such list correctly reflects: (i) their name and dates of hire; (ii) their position, full-time or part-time status, including each Employee’s classification as either exempt or non-exempt from the overtime requirements under any applicable Law; (iii) their monthly base salary or hourly wage rate, as applicable; (iv) any other compensation payable to them including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements, overtime payment, vacation entitlement and accrued vacation or paid time-off balance, travel pay or car maintenance or car entitlement, sick leave entitlement and accrual, recuperation pay entitlement and accrual, entitlement to pension arrangement and/or any other provident fund (including manager’s insurance and education fund), their respective contribution rates and the salary basis for such contributions, and notice period entitlement; and (v) any promises or commitments made to the Employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits. Other than their salary, the Employees are not entitled to any payment or benefit that may be reclassified as part of their determining salary for all intent and purposes, including for the social contributions.

4.11.2.	The Company has complied in all material respects with all Laws relating to employment, including without limitation all Laws concerning equal employment opportunity, nondiscrimination, leaves and absences, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, and occupational safety and health. To the knowledge of the Company, no executive, key employee or group of employees has any plans to terminate employment with any of the Company. There are no unresolved employment-related charges, claims, complaints or lawsuits involving the Company. The Company is not a party to or bound by any collective bargaining agreement, collective labor agreement or other Contract or arrangement with a labor union, trade union or other organization or body involving any of its Israeli Employees, nor has it recognized or received a demand for recognition from any collective bargaining representative with respect to any of its Israeli Employees. There are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the knowledge of the Company, threatened against or involving the Company, or (ii) unfair labor practice charges, other collective bargaining disputes, grievances or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company. The Company has not committed any unfair labor practice. To the knowledge of the Company, there are no labor organizations representing, nor, organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

4.11.3.	The Company’s obligations towards the employees to provide severance pay, including statutory severance pay to all Israeli Employees pursuant to the Severance Pay Law -1963, and to redeem unused vacation pursuant to Contract, applicable Law (including the Annual Leave Law – 1951 with respect to Israeli Employees) are fully funded or, if not required to be fully funded, is accrued on the Company’s Financial Statements. All of the employees of the Company are subject to Section 14 Arrangement under the Israeli Severance Pay Law - 1963 (“Section 14 Arrangement”) and the Company has fully complied with all provisions related to such Section 14 Arrangement.

4.11.4.	Schedule 4.11.4(i) of the Disclosure Schedule contains an accurate and complete list of: (A) all current independent contractors, and Persons that have a consulting or advisory relationship with the Company; (B) the location at which independent contractors, consultants and advisors have been or are providing services; (C) the rate of all regular, bonus or any other compensation payable to the current independent contractors, consultants and advisors; and (D) the start and termination date of any binding Contract between the Company and any Person that has a current consulting or advisory relationship with the Company. Except as set forth on Schedule 4.11.4 of the Disclosure Schedule, all independent contractors, consultants and advisors of the Company can be terminated immediately and without notice or liability on the part of the Company. The Company has no outstanding obligations with respect to former independent contractors, consultants or advisors.

4.11.5.	The Company has no liability (including rights to severance pay, vacation, recuperation pay (dmei havraa) and other employee-related statutory and contractual benefits) with respect to any misclassification or treatment of any Person as an independent contractor (including consultant, sub-contractor, or the like) rather than as an “employee” and with respect to any employee leased from another employer, or with respect to any employee currently or formerly classified as exempt from overtime wages.

4.11.6.	All employees have entered into written employment agreement with the Company;

4.11.7.	The Company is not subject to, and no employees is subject to an extension order (“tzav harchava”) (other than extension orders that are generally applicable to all employers in Israel);

4.11.8.	Except as provided for in Schedule 4.11.8 of the Disclosure Schedule, the employment of each employee is subject to termination upon up to thirty (30) days’ prior written notice under the termination notice provisions included in the applicable employment agreement with such employee or applicable Laws; and

4.11.9.	Except as provided for in Schedule 4.11.9, there are no unwritten policies, practices or customs of the Company that entitles or could reasonably be expected to entitle any Israeli Employee to benefits materially in addition to what such Israeli Employee is entitled to under applicable Laws or under the terms of such Israeli Employee’s employment agreement (including unwritten customs or practices concerning bonuses and the payment of statutory severance pay when it is not required under applicable Laws).

4.11.10.	All amounts that the Company is legally or contractually required either (x) to deduct from their employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from their employees’ salaries and benefits and to pay to any Governmental Authority as required by the ITO and Israeli National Insurance Law have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the Ordinary Course of Business), and the Company has no any outstanding obligations to make any such deduction, transfer, withholding or payment (other than such that has not yet become due); and

4.11.11.	The Company has no unsatisfied obligations to any of its former employees, and their termination was in compliance with all material applicable Laws and agreements.

4.11.12.	The Company has not engaged any consultants, sub-contractors, sales agents or freelancers who, according to Israeli Law, would be entitled to the rights of an employee of an Israeli company, including rights to severance pay, vacation, recuperation pay (dmei havraa) and other employee-related statutory and contractual benefits. The consultants, sub-contractors, sales agents or freelancers that supply services to the Company has in its engagement agreements customary provisions regarding their non-employee status.

4.11.13.	To the knowledge of the Company, no current employee: (i) intends to terminate his or her employment with the Company; or (ii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person other than the Company) that may have an adverse effect on: (A) the performance by such employee of any of his or her duties or responsibilities as an employee of the Company; or (B) the Company’s business or operations.

4.11.14.	The Company does not engage youth or foreign employees in Israel.

4.12.	Insurance. Other than the policies listed in Schedule 4.12 of the Disclosure Schedule (the “Policies”), the Company does not have any insurance policies in effect. The Company’s insurance policies are in full force and effect, and the Company has not undertaken any action or omitted to take any action which could reasonably render any of its insurance policies void or voidable. As of the date hereof, no claims by the Company are pending under any of such policies nor has the Company made any claim since inception. All premiums due and payable under the Policies have been paid, and the Company has no liability for any retrospective premium adjustment, audit premium adjustment, experience based liability or loss sharing cost adjustment under any of the Policies. The Company confirms that as of the date hereof the insurance coverage of the Company under the Policies is customary for business entities of similar size engaged in similar lines of business and provides adequate coverage for the risks the Company is exposed to. The Company has not received any written notice regarding any (i) cancellation or invalidation of any Policy, (ii) refusal of any coverage or rejection of any material claim under any Policy or (iii) material adjustment in the amount of premiums payable with respect to any Policy.

4.13.	Intellectual Property

4.13.1.	Schedule 4.13.1 of the Disclosure Schedules contains a complete and accurate list of all (i) Company-Controlled Intellectual Property Assets that are Registered Intellectual Property Assets, (ii) all material unregistered Marks or inventions for which the Company intends to file a patent, that are Company Controlled Intellectual Property Assets, (iii) licenses of third party Intellectual Property Assets by the Company that are material to the operation of the Company, other than shrink-wrap or off the shelf licenses (“Licenses In”), and (iv) licenses or sublicenses granted by Company with respect to Company-Controlled Intellectual Property Assets to any Person (“Licenses Out”). In the case of any licenses or sublicenses disclosed pursuant to the foregoing clauses (iii) or (iv), Schedule 4.13.1 of the Disclosure Schedules also sets forth whether each such license or sublicense is exclusive or non-exclusive.

Other than as set forth in Schedule 4.13.1, the Company Intellectual Property Assets include all Intellectual Property Assets necessary and sufficient for the conduct of the businesses of the Company, free and clear of all Security Interests, without payment to a third party, by Purchaser immediately following the Closing in substantially the same manner as conducted by Company during the twelve (12) month period prior to Closing. Company Intellectual Property Assets constitutes the only Intellectual Property Assets used by the Company.

4.13.2.	Except as set forth on Schedule 4.13.2 of the Disclosure Schedules:

4.13.3.	the Company exclusively owns or is the exclusive licensee of all right, title and interest in all Company-Controlled Intellectual Property Assets;

4.13.4.	the Company has not transferred ownership of, or agreed to transfer ownership of, or granted any exclusive licenses to, or agreed to grant any exclusive licenses to any Company-Controlled Intellectual Property Assets to any third party. No third party has any joint ownership right to any Intellectual Property Assets owned by Company nor, to Company’s knowledge, to any Intellectual Property Assets exclusively licensed to the Company;

4.13.5.	all Company Registered Intellectual Property Assets are currently in compliance, in all material respects, with formal Legal Requirements with respect to registration, maintenance and renewal fees, and filing of all necessary documents and articles, for the purpose of maintaining such Company Registered Intellectual Property Assets. All Company Registered Intellectual Property Assets which are owned by Company have been filed in good faith in accordance with regulatory requirements and, to Company’s knowledge, are valid and enforceable, with no basis for claims of inequitable conduct. All Company Registered Intellectual Property Assets which are exclusively licensed to the Company are, to the knowledge of the Company, valid and enforceable with no basis, to the knowledge of the Company, for claims of inequitable conduct;

4.13.6.	none of the Company Registered Intellectual Property Assets is subject to any filing or maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date;

4.13.7.	to the Company’s knowledge, no Company Registered Intellectual Property Assets has been or is now subject to any terminal disclosure and/or involved in any interference, reissue, re-examination, inter-parties review, post-grant review, or opposition proceeding; to the knowledge of the Company, there is no patent or patent application of any third party that potentially interferes with a Company Registered Intellectual Property Asset;

4.13.8.	there are no pending or, to the knowledge of the Company, threatened claims alleging that any Company-Controlled Intellectual Property Assets and/or the operation of the business or any activity by the Company, or manufacture, sale, offer for sale, importation, and/or use or practice of any Company-Controlled Intellectual Property Assets and/product candidates infringes or violates (or in the past infringed or violated) or would infringe or violate the rights of others in or to any Intellectual Property Assets (“Third Party IP Assets”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP Assets or that any of the Company Intellectual Property Assets is invalid or unenforceable;

4.13.9.	to the Company’s knowledge, neither the operation of the business, nor any activity by the Company, nor any Company-Controlled Intellectual Property Assets infringes or violates any Third Party IP Asset or constitutes a misappropriation of any subject matter of any Third Party IP Asset, and, to the Company’s knowledge, neither the operation of the business, nor any activity by the Company, nor any Company Intellectual Property Assets infringes or violates (or in the past infringed or violated) the rights of any Person under any Patent;

4.13.10.	all rights in, to and under all Intellectual Property Assets created by the Company’s founders for or on behalf or in contemplation of the Company (i) prior to the inception of the Company or (ii) prior to their commencement of employment with the Company, have been duly and validly assigned to the Company and all Company’s founders have expressly and irrevocably waived, all rights, title and interest in and to all such Intellectual Property Assets;

4.13.11.	all former and current employees, consultants and contractors of the Company, and any other individuals who contributed to the discovery or development of any Company Controlled Intellectual Property Assets, have executed written instruments with the Company that (i) assign to the Company, and (ii) expressly and irrevocably waive, all rights, title and interest in and to any and all (A) such contributions and any inventions, improvements, ideas, discoveries, writings, works of authorship, other intellectual property, and information relating to the business of the Company and any of the products or services being researched, developed, manufactured or sold by the Company or that may be used with any such products or services, (B) Intellectual Property Assets relating thereto, and (C) any and all moral rights and rights to receive any compensation and/or royalties in connection with the items included in (A) and (B), including without limitation under Section 134 of the Patents Law, 5727-1967; in each case where a Company Patent is held by the Company by assignment, the assignment has been duly recorded with the United Stated or Israeli Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued;

4.13.12.	to the knowledge of the Company, (A) there is no, nor has there been any, infringement or violation by any person or entity of any of the Company Controlled Intellectual Property Assets or the Company’s rights therein or thereto and (B) there is no, nor has there been any, misappropriation by any person or entity of any of the Company Controlled Intellectual Property Assets or the subject matter thereof;

4.13.13.	the Company has taken commercially reasonable security measures to protect the confidentiality and value of all Trade Secrets owned by the Company or exclusively licensed by Company (the “Company Trade Secrets”), including, without limitation, requiring each employee and consultant of the Company and any other Person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to the Purchaser and, to the knowledge of the Company, there has not been any breach by any party to such confidentiality agreements; and

4.13.14.	The Company has not disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or expressly permitted the disclosure or delivery to any escrow agent or other Person of, any source code, other than disclosures to employees and consultants involved in the Company’s research and development activity. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company of any source code, other than disclosures to employees and consultants involved in the Company’s research and development activity. Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in a release from escrow or other delivery to a third party of any source code.

4.13.15.	the software within Company Controlled Intellectual Property Asses does not contain, incorporate, link or call to, is not a derivative of and does not otherwise use any Open Source Software, and

4.13.16.	the Company is not now nor has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that has required or obligated the Company to grant or offer to any other Person any license or right to any Company-Controlled Intellectual Property Assets. The Company has no present obligation to grant or offer to any other Person any license or right to any Company- Controlled Intellectual Property Assets by virtue of the Company’s or any other Person’s membership in, promotion of, or contributions to any industry standards body or any similar organization.

4.13.17.	The electronic data processing software, information system, record keeping software, communications systems, telecommunications systems, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems, services and processes, that are material to the operation of the business of the Company (collectively, “Technology Systems”) are adequate in all material respects for the operation of its business as conducted as of the date hereof.’ The Company owns or holds licenses or applicable rights for the Technology Systems that are necessary for the business.

4.13.18.	The Company is and has been in compliance with all applicable privacy and data protection laws in all relevant jurisdictions (including without limitation in respect of security notification obligations and protected health information) and all standards and requirements of any contract or codes of conduct to which the Company is a party in connection with their collection, storage, transfer (including, without limitation, any transfer across national borders) and/or processing of any personally identifiable information of any individuals. The Company is aware of no complaint or claim regarding the Company’s collection, storage, transfer and/or processing of any personally identifiable information.

4.14.	Grants.

4.14.1.	No (A) funding, personnel, contractors, facilities, resources, grants, incentives, exemptions, qualifications or subsidies of any Governmental Authority, medical institution, hospital, university, college, other educational institution, international organization or research center, including any multi-national, bi-national or international project or research funding program (including OCS / IIA grants or other grants under the R&D Law) or (B) funding from any Person (other than funds received in consideration for the Purchased Shares) (collectively, “Government Grants”), was used in the development of the Company-Controlled Intellectual Property Assets or any products or services currently under development by the Company.

4.14.2.	Except as set forth in Schedule 4.14.2 of the Company Disclosure Schedule, no current or former director, employee, founder, consultant or independent contractor of the Company (including any employees and consultants thereof) or any other Person, who was involved in, or who contributed to, the creation or development of any Company-Controlled Intellectual Property Assets, has performed services for or otherwise was under restrictions resulting from his/her relations with any government, university, medical institution, hospital, college or any educational institution or research center during a period of time during which any Company-Controlled Intellectual Property Assets were created or during such time that such director, employee, founder, consultant or independent contractor was also performing services for or for the benefit of the Company, nor, has any such person created or developed any Company-Controlled Intellectual Property Assets with any Government Grant.

4.14.3.	Except as set forth in Schedule 4.14.3 of the Company Disclosure Schedule, no approval of, notice to or filing with any Government Authority is required in connection with the execution or delivery of this Agreement or the other Transaction Documents nor for the consummation of the transactions contemplated hereby or thereby.

4.15.	Title to Property and Assets. The Company does not own any real estate. Except as set forth in Schedule 4.15 of the Company Disclosure Schedule, the Company has good and valid title to all of its respective tangible properties, and interests in properties and assets, real and personal, reflected on the Financial Statements, or, with respect to leased tangible or intangible properties and assets, valid leasehold interests in such properties and assets which afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Security Interests. The tangible property and equipment of the Company that is used in the operations of its business are in good operating condition and repair, subject to normal wear and tear, and are sufficient to conduct the business of the Company in all material respects. All properties used in the operations of the Company are reflected on the Financial Statements to the extent required under GAAP to be so reflected. Schedule 4.15 of the Company Disclosure Schedule identifies each parcel of real property leased by the Company. Except as set forth in Schedule 4.15 of the Company Disclosure Schedule, no third party has any Security Interest (registered or not registered) on any of the Company’s assets or rights.

4.16.	Compliance with Laws; Permits.

4.16.1.	The Company has complied and is currently in compliance with all applicable Laws and Orders in all material respects. The Company has not received, nor to the knowledge of the Company there any issuance or proposed issuance of any notice by any Governmental Authority of any violation or any alleged violation of any Law or Order.

4.16.2.	The Company has obtained each governmental consent, license, permit, grant, or other authorization of a Governmental Authority that is required for the operation of the Company’s business or the holding of any interest in its assets or properties (all of the foregoing, the “Company Authorizations”), and all of such Company Authorizations are in full force and effect. The Company has not received any notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of Law or any Company Authorization or any failure to comply with any term or requirement of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization and to the knowledge of the Company there does not exist any facts or circumstances that would give rise to any such revocation, withdrawal, suspension, cancellation, termination or modification.

4.16.3.	None of the Company or, to the knowledge of the Company, any Person affiliated with the Company, including distributors, has directly or indirectly: (i) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related to the Company’s; (ii) made any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise; (iii) violated any provision of the Foreign Corrupt Practices Act-1977, as amended, Title 5 of the Israeli Penalty Law (Bribery Transactions), the Israeli Prohibition on Money Laundering Law, 2000, or any other applicable anti-corruption statute; (iv) made any unlawful bribe, favor, payoff, influence payment, kickback, anything of value or other similar unlawful payment; or (v) established or maintained any unlawful fund of the Company’s moneys, or other assets, for the purpose of obtaining or paying for: (A) favorable treatment in securing business or (B) any other special concession; or (vi) agreed, committed, offered or attempted to take any of the actions described in clauses (i) through (v) above.

4.16.4.	The Company has conducted its business at all times in a manner that is in compliance in all material respects with Israel’s Law Governing the Control of Commodities and Services, The Order Governing the Control of Commodities and Services (Engagement in Encryption Items) – 1974, and all other applicable export control Laws administered by Israel’s Ministry of Defense and including Israel’s Trading With the Enemy Ordinance. None of the technologies, products or services of the Company is regulated under the Israeli Ministry of Defense. The Company is not and is not required to be registered with the Israeli Ministry of Defense as a security exporter. The business of the Company does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under Israeli Law, and the business of the Company does not require the Company to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974 or other legislation regulating the development, commercialization or export of technology.

4.17.	Contracts.

4.17.1.	Except (i) for this Agreement and the Transaction Documents, and (ii) as disclosed on Schedule 4.17.1 of the Company Disclosure Schedule, the Company is not a party to or bound by any of the following agreements (whether written or oral);

4.17.1.1.	any partnership, joint venture, special purpose entity or other similar Contract or arrangement, or any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, or otherwise);

4.17.1.2.	any Contract relating to borrowed money;

4.17.1.3.	any Contract that limits the Company from marketing, selling, or otherwise distributing its products or merchandise or providing its services in any geographic area, or from competing in any line of business or geographic area or with any Person;

4.17.1.4.	any Contract or arrangement with (i) any Shareholder or any of its Affiliates, (ii) any Person, that to the Company’s knowledge, directly or indirectly owning controlling, or holding with power to vote, five percent (5%) or more of the outstanding voting securities of any Shareholder’s Affiliates, or (iii) any director, manager or officer of the Company or with any Affiliate or “family relative” (as such terms are respectively defined in the Companies Law) of any such director, manager or officer;

4.17.1.5.	any management service, consulting, or any other similar type of Contract;

4.17.1.6.	any warranty, guaranty, or other similar undertaking with respect to a contractual performance extended by the Company other than in the Ordinary Course of Business;

4.17.1.7.	any employment, deferred compensation, severance, bonus, retirement, or other similar Contract;

4.17.1.8.	any Contract involving payments by or to the Company of more than US $5,000 in the latest twelve month period;

4.17.1.9.	any Contract with any agency, dealer, sales representative, or distributor for the marketing, selling and distribution of the Company’s products and services;

4.17.1.10.	any leases of Company Real Property or material personal property;

4.17.1.11.	any Contract with any labor organization;

4.17.1.12.	any Contract or commitment providing for payments based in any manner upon the sales, purchases, receipts, income or profits of the Company;

4.17.1.13.	any Contract that would prevent consummation of the transactions contemplated by this Agreement and the Transaction Documents; or

4.17.1.14.	any agreement with Governmental Authority.

4.17.1.15.	any Contract pursuant to which the Company (i) is granted or obtains or agrees to obtain any right to use any material Intellectual Property Right (other than standard form Contracts granting rights to use readily available shrink wrap or click wrap software), (ii) is restricted in its right to use or register any Intellectual Property Rights, or (iii) permits or agrees to permit any other Person to use, enforce, or register the Company owned, used, or held, Intellectual Property Rights, including any license agreements, coexistence agreements, and covenants not to sue related to such Intellectual Property Rights; or

4.17.1.16.	any other Contract not made in the Ordinary Course of Business or that is material to the Company.

4.17.2.	Each Contract disclosed on Schedule 4.17.1 of the Company Disclosure Schedule or required to be so disclosed (each a “Material Contract”) is a valid and binding Contract of the Company and is in full force and effect, and neither the Company nor any of its Affiliates nor, to the knowledge of the Company, any other party thereto, is in default or breach in any material respect under the terms of any such Material Contract. To the knowledge of the Company, there is no event, occurrence, condition, or act (including the consummation of the transactions contemplated by this Agreement and the Transaction Documents) that, with the giving of notice or the passage of time, could reasonably become a default or event of default under any such Material Contract by any of the parties thereto. The Company has delivered to the Purchaser true and complete copies of each written Material Contract and true and complete summaries of all oral Material Contracts.

4.17.3.	No party to any Material Contract has given notice to the Company or made a claim against the Company in respect of any breach or default thereunder.

4.18.	Environmental Matters. (i) All Hazardous Materials and wastes of the Company has been disposed of in accordance in all material respects with all Environmental and Safety Laws; (ii) the Company has not received any notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iii) no notices, administrative actions or suits are pending or threatened relating to an actual or alleged violation of any applicable Environmental and Safety Laws by the Company; (iv) to the knowledge of the Company, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any of the Facilities or any Property; (v) to the knowledge of the Company, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any Property, including treatment or storage tanks, sumps, or water, gas or oil wells; and (vi) the Facilities and the Company’s uses and activities therein have at all times materially complied with all Environmental and Safety Laws. “Environmental and Safety Laws” shall mean any Laws applicable to the Company that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to protect the safety of employees, workers or other persons, including the public. “Facilities” shall mean all buildings and improvements on the Property. “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste defined in or regulated under any Environmental and Safety Laws, but excludes office and janitorial supplies properly and safely maintained.

4.19.	Brokers and Finders. The Company has not employed or made any agreement with any broker, finder or similar agent or any Person (including, for the avoidance of doubt, to any employee of the Company), which will result in the obligation of the Company or the Purchaser to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the Transaction.

4.20.	Bank Accounts. Schedule 4.20 of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution: (i) the name of the bank or other financial institution at which such account is maintained; (ii) the account number; (iii) the type of account; and (iv) the names of all Persons who are authorized to sign checks or other documents with respect to such account

4.21.	Interested Party Transactions. Schedule 4.21 contains a complete list of (i) all amounts and obligations owed between any director, executive officer, Related Party, Shareholder or any of its Affiliates, on the one hand, and the Company, on the other hand, and (ii) transactions and services provided between any director, executive officer Related Party, Shareholder or any of its Affiliates, on the one hand, and the Company, on the other hand. Except as disclosed on Schedule 4.21, there has not been any accrual of liability or incurrence of an obligation by the Company to any Shareholder or any of its Affiliates or between the Company and any Shareholder or any of its Affiliates or any action taken (other than this Agreement) or any payment of dividends or other payments of cash or property by the Company to any Shareholder or any of its Affiliates, or the incurrence of any legal or financial obligation to any such Person.

4.22.	No Debt. Except as disclosed on Schedule 4.22 of the Disclosure Schedule, as of, and after giving effect to, the Closing, the Company will not have any Debt.

4.23.	Full Disclosure. Neither this Agreement nor any certificates made or delivered by the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact known to Company necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made. There is no material fact or information relating to the business, condition (financial or otherwise), affairs, operations, or assets of the Company known by the Company, that has not been disclosed to the Purchaser in writing by the Company in this Agreement, the Transaction Documents or in the schedules hereto except for such material fact or information that would not constitute a Company Material Adverse Effect.

4.24.	No Other Representations and Warranties. Except as set forth in this Section 4 (as modified by the Company Disclosure Schedule) the Company, does not make any representation or warranty, express or implied, at law or in equity, in respect of the Company.

5.	REPRESENTATIONS AND WARRANTIES OF EACH CONSIDERATION RECIPIENT

Each Consideration Recipient, severally with respect to itself only, represents and warrants to the Purchaser as follows, except as set forth herein or in the Consideration Recipients Disclosure Schedule delivered to the Purchaser concurrently herewith which disclosures shall be deemed to be part of the representations and warranties of the Company):

5.1.	Incorporation. Such Consideration Recipient (if not an individual) is duly incorporated and validly existing under the Laws of its jurisdiction of incorporation, with power and authority to carry on its business as now being conducted.

5.2.	Authority to Transact. Such Consideration Recipient has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the Transaction. All corporate actions, if applicable, on the part of such Consideration Recipient, its directors, and its shareholders necessary for the authorization and execution of this Agreement, the authorization, sale and delivery of the Purchased Shares (with respect to the Shareholders) and the performance of all of such Consideration Recipient’s obligations hereunder, have been taken. This Agreement constitutes and, when signed by its duly authorized representatives, all other documents contemplated hereby will constitute, valid and legally binding obligations of such Consideration Recipient, and, assuming the due authorization, execution and delivery by the Purchaser (if party thereto), enforceable in accordance with their terms, in each case, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.3.	Purchased Shares.

5.3.1.	Each Shareholder has good, valid and marketable title to such number of the Purchased Shares as is set out next to the name of such Shareholder in Schedule A-1 and such Purchased Shares shall be at the Closing free and clear of Security Interests. Such Shareholder is not a party to any option, warrant, purchase right or other Contract that could require such Shareholder to sell, transfer or otherwise dispose of any Shares (other than this Agreement). Such Shareholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Shares. Except as set forth in the Waterfall next to such Shareholder’s name, such Shareholder does not own any securities of the Company or any right to acquire any securities of the Company.

5.3.2.	Each Shareholder is entitled to sell the full legal and beneficial interest in the Purchased Shares owned by such Shareholder (as set out next to the name of such Shareholder in Schedule A-1), or, in the case of Purchased Shares held by a trustee on behalf of such Shareholder, such Shareholder is entitled to sell the full beneficial interest in such Purchased Shares and has directed the trustee to transfer, and there is no legal or other impediment to the trustee transferring, such Purchased Shares, to the Purchaser on the terms set out in this Agreement.

5.4.	Non-Contravention; No Consents or Approvals. Neither: (1) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement, by each Consideration Recipient; nor (2) any of the transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time):

5.4.1.	contravene, conflict with or result in a violation of any Legal Requirement or any Order, writ, injunction, judgment or decree to which such Consideration Recipient is subject; or

5.4.2.	contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which such Consideration Recipient is a party or by which such Consideration Recipient is bound.

5.5.	No Consents. Each Consideration Recipient is not (and such Consideration Recipient will not be) required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with: (x) the performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; or (y) any of the transactions contemplated by this Agreement or by any of the other agreements, documents or instruments referred to in this Agreement; except for such corporate approvals previously obtained by such Consideration Recipient.

5.6.	No Legal Proceedings. There is no pending legal proceeding against such Consideration Recipient and, to the knowledge of such Consideration Recipient, no Person has threatened to commence any such legal proceeding, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the entry into, performance of, compliance with and enforcement of any of the obligations of such Consideration Recipient under this Agreement. To the knowledge of such Consideration Recipient, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or would reasonably be expected to give rise to or serve as a reasonable basis for any such legal proceeding.

5.7.	No Bankruptcy. The Consideration Recipient is not insolvent, and there has been no request for, nor has there been issued, any bankruptcy decree against the Consideration Recipient, whether temporary or permanent; nor has any legal, administrative or other proceeding concerning the bankruptcy of the Consideration Recipient been commenced.

5.8.	Purchase for Own Account. Each Consideration Recipient severally, and not jointly, represents that such Consideration Recipient intends to acquire the shares of the Purchaser for its own account or for the account of its Affiliates and that the shares to be purchased by such Shareholder will be acquired by it for investment for the Shareholder’s own account or for the account of its Affiliates and not with a view to the distribution or resale thereof; subject, nevertheless, to the condition that the disposition of the property of each Consideration Recipient shall at all times be within its control.

5.9.	Investment Experience; Disclosure of Information. Without derogating from and subject to the Purchaser’s representations and warranties provided herein, each Consideration Recipient further represents and warrants to the Purchaser with respect to its purchase of the shares of the Purchaser as follows: (a) the Consideration Recipient has the requisite knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of being a shareholder of the Purchaser, and has evaluated the risk of receiving the shares of the Purchaser; (b) the Consideration Recipient is able to bear the economic risk if the value of such Consideration Recipient’s holdings in the Purchaser equity securities is diminished; and (c) the Consideration Recipient acknowledges that it has had an opportunity to ask questions of, and receive answers from the Purchaser concerning the Purchaser’s business and the terms and conditions of this Agreement.

5.10.	IIA. Such Consideration Recipient is aware that the Purchaser is subject to IIA regulations and applicable Laws. Each Consideration Recipient acknowledges that the Purchaser has received funds from the IIA and is subject to the Law of Encouragement of Research and Development in the Industry and the rules and regulations promulgated thereunder. Each Consideration Recipient acknowledges that it is specifically aware that production or products developed by the Company with IIA funding anywhere outside of Israel and the transfer of know-how developed by the Company with IIA funding are subject to the Law of Encouragement of Research and Development in the Industry and the rules and regulations promulgated thereunder.

5.11.	Further Representations by US Investors. To the extent that the Consideration Recipient is a United States person, the Consideration Recipient hereby represents that such Consideration Recipient has satisfied himself as to the full observance of the laws of his or her jurisdiction in connection with any invitation to subscribe for the shares of the Purchaser or any use of the Agreement, including (a) the legal requirements within his jurisdiction to subscribe for the shares of the Purchaser, (b) any foreign exchange restrictions applicable to such subscription, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the subscription, holding, redemption, sale, or transfer of the shares of the Purchaser. The Consideration Recipient’s subscription and his continued beneficial ownership of the shares of the Purchaser, will not violate any applicable securities or other laws of his jurisdiction.

5.12.	No Market for Shares. Each Consideration Recipient acknowledges that the Purchaser is a privately held company and that its shares are not registered or listed for trade on any stock exchange.

5.13.	No Other Representations and Warranties. Except for representations and warranties expressly and specifically made by such Consideration Recipient in this Section 5 (as modified by the Shareholder Disclosure Schedule) and in any certificate required to be delivered by such Consideration Recipient hereunder, neither such Consideration Recipient nor any Affiliate thereof, makes any representation or warranty, whether expressed or implied, and such Shareholder hereby disclaim all other representations and warranties of any kind or nature, express or implied.

6.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Consideration Recipients as follows:

6.1.	The representations and warranties made by the Purchaser in Section 3 of that certain Series A-1 Preferred Share Purchase Agreement by and among the Purchaser, OrbiMed Israel Partners, Limited Partnership, Johnson and Johnson Innovation – JJDC, Inc., Takeda Ventures, Inc. and other investors, dated February 7, 2017, as amended on March 26, 2017) (the “Purchaser Investment Agreement”), including the updated Purchaser Disclosure Schedule attached hereto as Schedule 6, are true and correct in all respects as of the Closing, and shall be deemed to be made by Purchaser to the Consideration Recipients under this Agreement, mutatis mutandis, provided, that:

6.1.1.	any reference to the “Company” under Section 3 of the Purchaser Investment Agreement shall be deemed as reference to the Purchaser herein;

6.1.2.	any reference to the “Investors” under Section 3 of the Purchaser Investment Agreement shall be deemed as reference to the Consideration Recipients herein;

6.1.3.	any reference to the “Shares” under Section 3 of the Purchaser Investment Agreement shall be deemed as reference to the Closing Shares, the shares included in the Milestone Consideration Shares, and the Equity Contingent Consideration, collectively;

6.1.4.	any reference to the “Financial Statements” under Section 3 of the Purchaser Investment Agreement shall be deemed as reference to the Purchaser’s audited financial statements as of December 31, 2016;

6.1.5.	any reference to the “Current Articles” under Section 3 of the Purchaser Investment Agreement shall be deemed as reference to the Purchaser’s articles of association in effect immediately prior to the Closing;

6.1.6.	any reference to the “Agreement” and the “Ancillary Agreements” under Section 3 of the Purchaser Investment Agreement shall be deemed as reference to the Agreement and the Transaction Documents herein, respectively;

6.1.7.	any reference to the “First Closing” under Section 3 of the Purchaser Investment Agreement shall be deemed as reference to the Closing herein; and

6.2.	Authority to Transact. The Purchaser has the capacity and authority to execute and deliver the Transaction Documents and the Amended IRA, to perform hereunder and to consummate the Transaction. All corporate actions on the part of the Purchaser necessary for the authorization and execution of this Agreement, the Transaction Documents, the Amended IRA, the purchase of the Purchased Shares and the performance of all of the Purchaser’s obligations hereunder and thereunder have been taken. The Amended IRA and each Transaction Document constitutes and, when signed by its duly authorized representatives, all other documents contemplated hereby will constitute, valid and legally binding obligations of the Purchaser, and, assuming due authorization, execution and delivery by all other parties thereto, enforceable in accordance with their terms, in each case, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

6.3.	Execution of Agreement. The execution and delivery of this Agreement by the Purchaser does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Organizational Documents of the Purchaser.

6.4.	Investment Intent. Purchaser is purchasing the Purchased Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Purchaser confirms that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks relating to entering into this Agreement.

6.5.	No Other Representations and Warranties. Except for representations and warranties expressly and specifically made by the Purchaser in this Section 6.5 (as modified by the Purchaser Disclosure Schedule) and in any certificate required to be delivered by such Purchaser hereunder, neither the Purchaser nor any Affiliate thereof, makes any representation or warranty, whether expressed or implied, and Purchaser hereby disclaim all other representations and warranties of any kind or nature, express or implied.

7.	COVENANTS

7.1.	Conduct of the Business Pending the Closing. Except as otherwise contemplated by this Agreement or with the prior written consent of Purchaser, during the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing (the “Interim Period”):

7.1.1.	the Company shall conduct its respective businesses and operations only in the Ordinary Course of Business and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

7.1.2.	the Company shall use its commercially reasonable efforts to (A) preserve its present business operations, organization and goodwill, (B) preserve its present relationships and goodwill with all of its customers, suppliers, landlords, creditors, employees, consultants and other Persons having business relationships with the Company, and (C) keep available the services of its current employees and consultants;

7.1.3.	the Company shall keep in full force all insurance policies referred to in Schedule 4.12 of the Disclosure Schedule;

7.1.4.	the Company shall report regularly (but in no event less frequently than weekly) to Purchaser concerning the status of the Company’s business;

7.1.5.	the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of the Company, and shall not repurchase, redeem or otherwise reacquire any shares or other securities of the Company;

7.1.6.	the Company shall not sell, issue or authorize the issuance of (i) any capital stock, except for the issuance of capital stock upon the exercise or conversion of securities that were outstanding prior to the date hereof, (ii) any option or right to acquire any capital stock of the Company, or (iii) any instrument convertible into or exchangeable for any capital stock or other security of the Company;

7.1.7.	the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of any share or option plan, (ii) any provision of any agreement evidencing any outstanding securities of the Company, or (iii) any provision of any share purchase agreement;

7.1.8.	the Company shall not amend or permit the adoption of any amendment to the Organizational Documents, including all amendments thereto, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, split, reverse split or similar transaction;

7.1.9.	the Company shall not form any Subsidiary or acquire any equity interest or other interest in any other Person;

7.1.10.	the Company shall not make any capital expenditure, during the Interim Period in an amount exceeding US $5,000;

7.1.11.	the Company shall not, other than in the Ordinary Course of Business consistent with past practice, (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

7.1.12.	the Company shall not, (i) acquire, lease or license any right or other asset from any other Person, except for rights or other assets acquired, leased or licensed in the Ordinary Course of Business consistent with past practice, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, except for rights or other assets disposed of, leased or licensed in the Ordinary Course of Business consistent with past practice, or (iii) waive or relinquish any material right;

7.1.13.	the Company shall not (i) lend money to any Person or Persons, except for advances of business expenses in the Ordinary Course of Business consistent with past practice, or (ii) incur or guarantee any Debt for borrowed money;

7.1.14.	the Company shall not (i) except as may be required by an applicable Legal Requirement or any Contract then in effect, pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or consultants, or make any arrangement with regard to any of the foregoing, (ii) hire any new employee or consultant, (iii) amend or prematurely terminate any of the existing agreements with any employees or consultants, or (iv) enter into any arrangement with the Consideration Recipients;

7.1.15.	the Company shall not change any of its methods of accounting or accounting practices in any material respect, or alter its practices with respect to the collection of receivables or payment of payables except as required by concurrent changes in GAAP;

7.1.16.	the Company shall not make any Tax election;

7.1.17.	the Company shall not commence or settle any material legal proceeding;

7.1.18.	the Company shall not provide or grant any Security Interest in any of its assets or rights.

7.1.19.	the Company shall not enter into any transaction or relationship with any Related Party; and

7.1.20.	the Company shall not agree or commit to take any of the actions described in Section 7.1.1 through Section 7.1.20 above.

7.2.	During the Interim Period, each Shareholder covenants with the Purchaser that such Shareholder shall not dispose of any interest in the Purchased Shares or any of them or grant any option over or create or allow to exist any Security Interest over the Purchased Shares or any of them.

7.3.	During the Interim Period, Each Company Warrant Holder covenants with the Purchaser that such Company Warrant Holder shall not dispose of any interest in the Company Warrants or grant any option over or create or allow to exist any Security Interest over the Company Warrants.

7.4.	During the Interim Period, the Company and the Purchaser covenant that they shall co-operate in addressing any third party being a contract party to any Material Contract with the mutual purpose of avoiding the termination or alteration of any material contract due to the change of ownership of the Company contemplated by this Agreement.

7.5.	No announcement or other disclosure concerning the sale and purchase of the Purchased Shares, the Transaction or any ancillary matter shall be made before Closing by the Parties save in a form agreed between the Shareholders’ Representative and the Purchaser or otherwise as required by Law or as required for the Company or any Shareholder to secure any required consent or approval to the transactions contemplated hereby or by a party to its representatives, management, professional advisors, or to other shareholders or option holders of the Company, in each case subject to strict confidentiality undertakings and to the extent necessary for purposes of the Transaction.

7.6.	All of the Parties to this Agreement will after, as well as before and upon, the Closing Date do all acts and things and sign and execute all documents and deeds reasonably required for the purpose of implementing the terms of this Agreement.

7.7.	No Negotiation. During the Interim Period, neither the Company, the Consideration Recipients nor any of its Representatives shall directly or indirectly:

7.7.1.	solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction;

7.7.2.	participate in any discussions or negotiations or enter into any agreement with, or provide any information to, any Person (other than Purchaser) relating to or in connection with a possible Acquisition Transaction; or

7.7.3.	accept any proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction.

The Company shall promptly notify Purchaser in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any Representatives thereof during the Interim Period, including the material terms thereof.

7.8.	Access to Information.

7.8.1.	During the Interim Period, (i) the Company shall afford Purchaser and their accountants, counsel and other Representatives, reasonable access upon reasonable prior notice and during normal business hours to (A) all of the Company’s properties, books, Contracts and records and (B) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Legal Requirements) of the Company as Purchaser may reasonably request, and (ii) the Company shall make available to Purchaser and their accountants, counsel and other representatives correct and complete copies of the Company’s: (a) internal financial statements, (b) Tax Returns, Tax elections and all other records and work papers relating to Taxes and (c) receipts for any Taxes paid to foreign Taxing Authorities, if any.

7.8.2.	Subject to compliance with applicable Legal Requirements, during the Interim Period, the Company shall confer from time to time as requested by Purchaser with one or more Representatives of Purchaser to discuss any material changes or developments in the operational matters of the Company the general status of the ongoing operations of the Company.

7.9.	Directors’ and Officers’ Insurance.

7.9.1.	Prior to the Closing, the Company shall purchase Tail Insurance Policy for the present and former directors and officers of the Company at any time prior to the Closing and their respective successors and heirs (the “Covered Persons”), which shall provide the Covered Persons with coverage for seven (7) years following the Closing Date, to the extent permitted by Law, Purchaser shall cause the Company and its successors and assigns not to cancel or reduce the Tail Insurance Policy and continue to honor the obligations thereunder in accordance with its terms, to the extent permitted by Law.

7.9.2.	Without derogating from the other provisions of this Agreement, the Company shall pay for such expense prior to the Closing.

7.10.	Immediately following the date hereof (but no later than three (3) Business Days thereafter), each of the Company and the Purchaser shall file with any other Governmental Authority any filings (including without limitation any regulatory filings) that are required for the consummation of the Transaction and shall use its reasonable best efforts to obtain all such approvals.

7.11.	No Leakage.

7.11.1.	The Company undertakes to the Purchaser that, between the signing of this Agreement and the Closing, the Company will not pay, or accrue, any Leakage Payments.

7.11.2.	The Company undertakes to the Purchaser that, if there is a breach of Section 7.11.1, then as a sole remedy, the amount of Closing Shares and the Closing Warrants shall be reduced by dividing the Leakage Payments made or accrued between the signing of this Agreement and the Closing, by US$10.22. Three days before the contemplated Closing hereunder, the Company shall provide to the Purchaser the certified Closing Certificate confirming the amount of Leakage Payments (if any) for the purpose of adjustment of the Waterfall.

8.	RELEASES

8.1.	By signing this Agreement or by accepting payment of the applicable part of the Closing Payment, as of and subject to the Closing each of the Consideration Recipients hereby waives, releases and absolutely and forever discharges the Company, from and against any and all Claims, demands, actions, judgments, liabilities, Damages, losses and Debt of every kind and nature whatsoever, known to such Consideration Recipient, that have arisen or will arise due to actions or events that have occurred prior to the Closing and all reasonable costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing (collectively, “Consideration Recipient Claims”); provided, however, that this release does not extend to any Consideration Recipient Claims to enforce the terms of, or any breach of, this Agreement, or any document or agreement delivered hereunder or thereunder or any of the provisions set forth herein or therein (collectively, “Retained Claims”).

8.2.	The Consideration Recipients hereby waive any and all first refusal, first offer, notification, veto or other rights under the Organizational Documents of the Company or any agreement to which any of them are a party with respect to the execution of this Agreement and the consummation of the Transaction.

8.3.	Without limitation of the foregoing, each Shareholder and the Company hereby agrees and confirms that effective as of the Closing, each Contract by and between the Company and any Shareholder is hereby terminated, including, without limitation the agreements identified in Schedule 8.3, and excluding specifically such agreements identified as such in Schedule 8.3.

9.	INDEMNIFICATION AND REMEDIES

9.1.	Survival. The representations and warranties of the Parties contained in this Agreement or in any certificates or other writing delivered pursuant to this Agreement or in connection herewith will survive the Closing for twenty-four (24) months thereafter; provided, however, that (a) the representations and warranties contained in Section 4.7 (Taxation) (the “Tax Representations”) shall survive the Closing for thirty (30) months thereafter, (b) the representations and warranties contained in Section 4.13 (Intellectual Property) (the “IP Representations”) shall survive the Closing for forty-two (42) months thereafter, and (d) the Fundamental Representations shall survive the Closing until the expiration of the statute of limitations applicable to the subject matter underlying such Fundamental Representation. The Parties agree that so long as due written notice of a claim in accordance with the terms herein is given on or prior to the applicable survival date with respect to such claim, such claim shall continue to survive until it is finally resolved. All covenants and agreements to be performed in whole or in part after the Closing Date shall survive in accordance with their terms. The right to indemnification hereunder shall not be limited or affected by any diligence conducted or knowledge acquired by any Party, before or after the Closing.

9.2.	Subject to the limitations set forth in this Section 9, each Consideration Recipient (“Indemnifying Parties”), severally and not jointly agrees to indemnify, and hold the Purchaser and its officers, shareholders, directors, employees and Affiliates (the “Indemnified Parties”) harmless from and against and in respect of such Consideration Recipient’s Pro Rata Portion of the entirety of any and all losses, Debt, liabilities, obligations, damages, fees, interest, costs and expenses, including costs of investigation by Governmental Authority and defense and reasonable fees and expenses of counsel, experts and other professionals (excluding incidental damages) (“Damages”), actually incurred or suffered by the Indemnified Parties as a result of, or arising out of:

9.2.1.	any failure of any representation or warranty in this Agreement or in any certificate, Schedule or Exhibit to this Agreement made by the Company, to be true and correct as of the date hereof and as of the Closing, except that any such representation and warranties which by their express terms are made solely as of a specified earlier date shall be true, correct and complete only as of such specified earlier date;

9.2.2.	any breach of any covenant of the Company in any of the Transaction Documents;

9.2.3.	any inaccuracy, misstatement or omission in the allocation of the payments and rights listed in the Waterfall;

9.2.4.	any liability for Taxes of the Company attributable to the period prior to the Closing and any Taxes payable in connection with the transfer of the Purchased Shares required to be paid by the holders of Purchased Shares; and

9.2.5.	any amount which would have been reimbursed to the Company under, and in accordance with the terms of, the Third Party Insurance due to occurrence of any event prior to Closing, had such Third Party Insurance was in effect upon occurrence of such event.

9.3.	Subject to the limitations set forth in this Section 9, each Indemnifying Party, severally and not jointly, agrees to indemnify the Indemnified Parties harmless from and against and in respect of the entirety of any and all Damages actually incurred or suffered by the Indemnified Parties as a result of, or arising out of:

9.3.1.	any failure of any representation or warranty made by such Consideration Recipient to be true and correct as of the date hereof and as of the Closing; and

9.3.2.	any breach of any covenant of such Consideration Recipient in any of the Transaction Documents.

Notwithstanding anything to the contrary in this Section 9, in the event that an Indemnified Party brings a claim for indemnification under Section 9.3 (a “Shareholder Claim”), then, solely for purposes of this Section 9 (i) only the Consideration Recipient(s) that is or are subject to such Shareholder Claim (the “Indemnifying Shareholder(s)”) shall be considered an Indemnifying Party, and (ii) the Indemnifying Consideration Recipient shall serve the role of Shareholders’ Representative for purposes of the Shareholder Claim under this Section 9, mutatis mutandis (all of the foregoing, without derogating from any other provision of this Section 9 which shall apply mutatis mutandis).

9.4.	Notwithstanding anything in this Agreement to the contrary, for purposes of the Parties’ indemnification obligations under this Section 9, all of the representations and warranties set forth in this Agreement or any certificate or schedule that are qualified as to “material”, “materiality”, “Material respects”, “Company Material Adverse Effect” or words or similar import or effect shall be deemed to have been made without any such qualification solely for purposes of determining the amount of Damages resulting from, or arising out of any such breach of representation or warranty.

9.5.	In no event shall any Indemnifying Party seek contribution or any other legal, financial or equitable relief from the Company or any of its Affiliates in respect of such Indemnifying Party’s indemnification obligations.

9.6.	Procedures.

9.6.1.	Third Party Claims. Promptly after receipt by the Indemnified Party of notice of the commencement of any Claim against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement; the Indemnified Party shall provide the Shareholders’ Representative with prompt written notice thereof, but in any event not later than fifteen (15) days after receipt of such written notice of the Claim (including, to the extent possible under applicable law, copies of the applicable statement of Claim and all other court documents which were received) and will provide, when known, the facts constituting the basis of such Claim in reasonable detail and all other available materials and other available information in its possession or control that may be necessary to the defense of such Claim, including the amount of Damages asserted by such third party. Purchaser shall also provide any other additional information reasonably requested by the Shareholders’ Representative.

9.6.2.	Purchaser shall have the right, at its election, to assume and proceed, through counsel of its own choosing, the defense of any such Claim including the right to consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of the Claim, as specified herein; provided, however, that if the Purchaser settles, adjusts or compromises any such Claim without the consent of the Shareholders’ Representative, (i) such settlement, adjustment or compromise shall not include any admission of liability on behalf of any of the Consideration Recipients and shall not be conclusive evidence of the amount of Damages incurred by the Indemnified Party in connection with such Claim (it being understood that if the Purchaser requests that the Shareholders’ Representative consent to a settlement, adjustment or compromise, the Shareholders’ Representative shall not unreasonably withhold or delay such consent), and (ii) any amount of such settlement in excess of amounts consented to by the Shareholder’s Representative shall be deemed a Contested Amount (as defined below). In the event that Purchaser declines or fails to assume and proceed the defense of any Claim described in the preceding sentence within fifteen (15) days of receiving notice of such Claim, the Shareholders’ Representative shall be entitled to assume and control the defense of such Claim, at its own expense with counsel selected by the Shareholders’ Representative. Should the Shareholders’ Representative so elect to assume the defense of a Claim, the Purchaser will reasonably cooperate with the Shareholders’ Representative with the defense thereof if requested by the Shareholders’ Representative, at the cost and expense of the Shareholders’ Representative, and Shareholders’ Representative will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof as long as the Shareholders’ Representative diligently conducts such defense provided that, if in Purchaser’s reasonable judgment a conflict of interest exists, in the opinion of Purchaser’s external legal counsel, in respect of the Claim, Purchaser will have the right to employ separate counsel to represent Purchaser and in that event the reasonable fees and expenses of such separate counsel will be paid by the Shareholders’ Representative. Without the prior written consent of the Purchaser (which consent may not be unreasonably withheld or delayed), the Shareholders’ Representative will not enter into any settlement of any Claim. The Parties will in any event cooperate with each other in dealing with any Claim with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, other than in the event of a conflict of interest, and, other than in the event of a conflict of interest, will allow their respective representatives and advisers reasonable access to all Books and Records which might be useful for such purpose during normal business hours and at the place where they are normally kept, with full right to make copies thereof or take extracts there from. Such Books and Records shall be subject to a duty of confidentiality except for disclosure necessary for resolving such Claim or otherwise required by applicable Law.

9.6.3.	Claims and Procedures. Any claim by an Indemnified Party on account of Damages and which entitles an Indemnified Party to indemnification pursuant to this Section 9, will be asserted by giving the Shareholders’ Representative written notice thereof within sixty (60) days after the Indemnified Party becomes aware of such Damages, signed by an officer of the Indemnified Party (a “Claim Certificate”):

9.6.3.1.	stating that an Indemnified Party determines in good faith that there is a breach of a representation, warranty or covenant contained in this Agreement or that such Indemnified Person is or may otherwise be entitled to indemnification under this Section 9;

9.6.3.2.	specifying in reasonable detail the material facts known to the Indemnified Party giving rise to such claim; and

9.6.3.3.	containing a good-faith estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party.

9.6.4.	The Shareholders’ Representative will have a period of thirty (30) days commencing on the date that a Claim Certificate was duly given pursuant to Section 9.6.3 to respond in writing to such Claim Certificate. If the Shareholders’ Representative does not so respond within such thirty (30)-day period, the Shareholders’ Representative will be deemed to have accepted such direct Claim.

9.6.5.	A failure to give timely notice or to include any specified information in any notice as provided in this Section 9.6 will not affect the rights or obligations of any Party, except and only to the extent that, as a result of such failure, any Party that was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure (including in connection with the defense of a Claim).

9.6.6.	To the extent that within the thirty (30)-day period referred to in Section 9.6.4 the Shareholders’ Representative provides the Indemnified Party with notice of its objection to the Claim Certificate and/or that it disagrees with the amount (the “Contested Amount”) or method of determination set forth in any such notice (the “Disagreement Notice”), the Parties shall resolve such conflict in accordance with the procedures set forth in Section 9.6.7.

9.6.7.	If the Shareholders’ Representative has provided a Disagreement Notice, the Parties shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims. If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by Purchaser, on the one hand, and the Shareholders’ Representative. In the event the parties fail to reach an agreement within thirty (30) days after the date on which the Purchaser received the Disagreement Notice (the “Dispute Resolution Period”), the dispute may be submitted by the Indemnified Person seeking indemnification for the formal resolution of such dispute in accordance with Section 11.9, provided, however, that to the extent that the Indemnified Party fails to initiate formal resolution of such dispute by initiation of legal proceedings in accordance with Section 11.9 below within one hundred and twenty (120) days from expiration of the Dispute Resolution Period, the Indemnified Party will be deemed to have waived any indemnification to Damages pursuant to the applicable Claim Certificate.

9.7.	Threshold. The Indemnified Parties shall only be entitled to claim Damages pursuant to this Section 9 if and insofar the aggregate amount of all Damages that would otherwise be indemnifiable under this Agreement exceeds US$ 25,000, in which event the Indemnifying Parties shall be liable to indemnify the Indemnified Parties for the full amount of Damages from the first dollar. Notwithstanding, the foregoing threshold shall not apply to claims for Damages resulting from fraud, willful breach or intentional misrepresentation.

9.8.	Cap. Other than for claims for Damages resulting from fraud, willful breach or intentional misrepresentation, the maximum aggregate liability for any claims for Damages pursuant to Section 9 shall be limited to an amount equal to [***] Contingent Consideration to be paid to the Indemnifying Party(s), but not more than [***] in the aggregate, provided, however, that:

9.8.1.	The maximum aggregate liability for any claims for Damages with respect breach of the IP Representations and the Tax Representations shall be limited to an amount equal to [***] of the Contingent Consideration to be paid to the Indemnifying Party(s);

9.8.2.	The maximum aggregate liability for breach of the Company Fundamental Representations and for the events set forth in Sections 9.2.2 - 9.2.5 shall be limited to the Aggregate Consideration actually received by the Consideration Recipients;

9.8.3.	The maximum aggregate liability for breach of the Shareholders Fundamental Representations and for the events set forth in Section 9.3 shall be limited to the Aggregate Consideration actually received by the applicable Indemnifying Party(s);

9.8.4.	For the avoidance of doubt, , and notwithstanding anything to the contrary in this Agreement, in no event shall a Consideration Recipient be liable for any Damages resulting from any breach of a representation or covenant by another Consideration Recipient.

9.8.5.	For the avoidance of doubt, with respect to the caps and limitations provided for in the first paragraph of this Section 9.8, Sub Section 9.8.1, Sub Section 9.8.2, and Sub Section 9.8.3 (each, a “Caps Alternative”), any Damages paid under one Cap Alternative shall be deemed to have been paid under and toward all other greater Cap Alternatives with respect to future indemnifiable claims under this Section 9. For purposes of example only: [***].

9.8.6.	Furthermore, for the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, in no event shall a Consideration Recipient be liable for any Damages or obligations in excess of its, his or her Pro Rata Portion.

9.9.	Exclusive Remedy. The indemnification rights of any Indemnified Party pursuant to this Section 9 shall be the sole and exclusive remedy available to the Indemnified Parties under or in connection with this Agreement and the Transaction Documents against the Consideration Recipients, except for liabilities arising out of or based on fraud, intentional misrepresentation or willful breach or conduct and for equitable remedies.

9.10.	Insurance Recovery. In determining the liability of an Indemnifying Party for any Damages pursuant to this Section, no loss, liability, damage or expense shall be deemed to have been sustained by an Indemnified Party to the extent of any proceeds previously received by such Indemnified Party from any insurance recovery (net of (i) all out of pocket costs directly related to such recovery, (ii) increases in premiums or (iii) any deductible incurred in obtaining such recovery).

9.11.	Offset as an Exclusive Remedy. Notwithstanding anything to the contrary, any of the Indemnified Parties may collect and recover any and all monetary Damages with respect to which it is entitled to be indemnified under this Section 9, solely by setting off such Damages against future Contingent Consideration to be paid to the applicable Indemnifying Party(s). The above limitation shall not apply to (i) Damages arising out of or based on fraud, intentional misrepresentation or willful breach or conduct, (ii) Damages arising out of or based on any failure of any representation or warranty under the Fundamental Representations, and (iii) Damages pursuant to Sections 9.2.2-9.2.5.

9.12.	Method of Payment.

Any indemnification sought pursuant to this Section 9 (either by way of setoff or otherwise) shall be effected in accordance with and in the same proportions of the method of payment of the Contingent Consideration being set-off, as notified under the Payment Method Notice (i.e., (i) in cash, (ii) in Equity Contingent Consideration or (iii) in a combination of cash and Equity Contingent Consideration), or with respect to Damages arising out of or based on any claim for Damages pursuant to this Section 9, any indemnification sought pursuant to this Section 9 with respect to such Damages shall be effected in accordance with and in the same proportions of the portion of the Aggregate Consideration actually paid to the Indemnifying Party(s) as of receipt by such Indemnifying Party(s) of a notice regarding commencement of a Claim under Section 9.6.1 (i.e., (i) in cash, (ii) Purchaser’s Shares or (iii) in a combination of both (i) and (ii).

9.13.	Consideration Adjustment. The Parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Aggregate Consideration for Tax purposes, unless otherwise required by Law.

10.	TERMINATION

10.1.	At any time prior to the Closing, this Agreement may be terminated:

10.1.1.	by mutual written consent of the Purchaser and the Shareholders’ Representative;

10.1.2.	by Purchaser or the Company if the transactions contemplated hereby have not been consummated by December 19, 2017; provided, however, that the Purchaser or the Company, as applicable, will not be entitled to terminate this Agreement pursuant to this Section 10.1.2 if the Purchaser’s breach of this Agreement, on the one hand, or the Company’s breach of this Agreement, on the other hand, has prevented the consummation of the transactions contemplated by this Agreement.

10.2.	In the event of termination of this Agreement as provided in Section 10.1.1 or Section 10.1.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser or the Company or any Consideration Recipient, or any of their respective directors, officers or other employees, or shareholder, if applicable; provided, however, that each Party hereto shall remain liable for any willful and intentional breaches of this Agreement by such Party that occurred prior to its termination.

11.	MISCELLANEOUS

11.1.	Communications. All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail (registered international air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, by electronic mail or by facsimile transmission (provided that written confirmation of receipt is provided for facsimile transmission) with a copy by mail, addressed as set forth below:

If to the Company:	RondinX LTD HaKfar Hayarok, Ramat Hasharon, 47800 Israel Fax: [***] Attn: [***] Email: [***]

With a mandatory copy (which shall not constitute notice) to:	Meitar Liquornik Geva Leshem Tal, Law Offices 16 Abba Hillel Rd Ramat Gan, 5250608 Israel Fax: [***] Attn: [***] Email: [***]

If to the Shareholders:	As stated in Schedule A-1 hereto.

If to the Consideration Recipients:	As stated in Schedule A-2 hereto.

If to the Purchaser:	BiomX Ltd. 7 Sapir Street, Ness Ziona, Israel Attn: [***] Email: [***]

With a mandatory copy (which shall not constitute notice) to:	Zysman, Aharoni, Gayer & Co. 41-45 Rothschild Blvd., Beit Zion, Tel Aviv 6578401, Israel Fax: [***] Attn: [***] Email: [***]

or such other address as any Party may designate to the other in accordance with the aforesaid procedure. All communications delivered in person or by courier service shall be deemed to have been given upon delivery, those given by electronic mail immediately upon delivery by email (with an electronic confirmation of receipt), or, if transmitted ad received on a non-Business Day, on the first Business Day following transmission and electronic confirmation of full receipt, those given by facsimile transmission shall be deemed given on the Business Day following transmission with confirmed answer back, and all notices and other communications sent by registered mail, return receipt requested, postage prepaid (or air mail if the posting is international) shall be deemed given five (g) Business Days after having been sent.

11.2.	Successors and Assignees

11.2.1.	No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Consideration Recipients or the Purchaser, without the prior written consent of the other Parties hereto and any attempted assignment without the required consents shall be void. Notwithstanding the foregoing, after or in connection with the Closing, Purchaser may assign all of its respective rights under this Agreement to any of its Affiliate, but no such assignment shall relieve Purchaser of any liability or obligation hereunder or enlarge, alter or change any obligation of any other party hereto due to the Purchaser.

11.2.2.	This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.3.	Expenses. All costs, fees and expenses incurred in connection with this Agreement and the other transactions contemplated hereby shall be paid by the party incurring such costs, fees or expenses, whether or not the Closing is consummated.

11.4.	Delays or Omissions; Waiver.

11.4.1.	The rights of a Party may be waived by such Party only in writing and specifically; the conduct of any one of the Parties shall not be deemed a waiver of any of its rights pursuant to this Agreement or as a waiver or consent on its part as to any breach or failure to meet any of the terms of this Agreement or as an amendment hereto. A waiver by a Party in respect of a breach by the other Party of its obligations shall not be construed as a justification or excuse for a further breach of its obligations.

11.4.2.	No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default by the other under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

11.5.	Amendment. This Agreement may be amended or modified only by a written document signed by the Purchaser and the Shareholders’ Representative (acting exclusively for and on behalf of all of the Consideration Recipients).

11.6.	Entire Agreement. This Agreement (together with the recitals, schedules, appendices, annexes and exhibits attached hereto, which are deemed an integral part of this Agreement) contains the entire understanding of the Parties with respect to its subject matter and all prior negotiations, discussions, agreements, commitments and understandings between them with respect thereto not expressly contained herein shall be null and void in their entirety, effective immediately with no further action required.

11.7.	Severability.

11.7.1.	If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the validity or enforceability in that jurisdiction of any other provision hereof or the validity or enforceability in other jurisdictions of that or any other provision hereof.

11.7.2.	Where provisions of any applicable Law resulting in such illegality, invalidity or unenforceability may be waived, they are hereby waived by each Party to the full extent permitted so that this Agreement shall be deemed valid and binding, in each case enforceable in accordance with its terms.

11.8.	Counterparts, Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed Agreement received by a Party via facsimile or electronic mail will be deemed an original, and binding upon the Party who signed it.

11.9.	Governing Law and Venue. The Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the principles thereof relating to conflict of Laws. Subject to the arbitration proceedings referred to in the Milestone Schedule, the competent courts of Tel-Aviv Jaffa shall have exclusive jurisdiction to hear all disputes arising in connection with this Agreement and no other courts shall have any jurisdiction whatsoever in respect of such disputes.

11.10.	No Third-Party Beneficiaries. Nothing in this Agreement shall create or confer upon any Person, other than the Parties and the Indemnified Parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities, except as expressly provided herein.

11.11.	Shareholders’ Representative.

11.11.1.	By virtue of the execution of this Agreement, each Consideration Recipient herby irrevocably agrees, constitutes and appoints Guy Harmelin as the true, exclusive and lawful agent and attorney in fact of the Consideration Recipients (i) to act as the Shareholders’ Representative for and on behalf of the Consideration Recipients and to have the right, power and authority to perform all actions (or refrain from taking any actions) the Shareholder’s Representative shall deem necessary, appropriate or advisable in connection with, or related to, this Agreement and the transactions contemplated herein (the “Transaction”), (ii) to act in the name, place and stead of each Consideration Recipient (A) in connection with the Transaction, in accordance with the terms and provisions of this Agreement, and (B) in any Claim involving this Agreement, and (iii) to do or refrain from doing all such further acts and things, and to execute all such documents as the Shareholders’ Representative shall deem necessary or appropriate in connection with the Transaction (including any Transaction Document). Without derogating from the generality of the above, the Shareholders’ Representative shall have the right, power and authority to act for the Consideration Recipients in connection with indemnification to be provided under Section 9 and to agree to, negotiate, and enter into settlements, adjustments and compromises of, and comply with orders of courts and awards of arbitrators with respect to, such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing or (ii) specifically mandated or permitted by the terms of this Agreement. The Consideration Recipients will be bound by all actions taken by Shareholders’ Representative in connection with the Transaction Documents. The Shareholders’ Representative may resign at any time; provided, that the Shareholders’ Representative may not be removed unless a majority of the Consideration Recipients (as determined by the vote of the majority holders of the shares issued herein) agree in writing to such removal and that a new substituted Shareholders’ Representative is being appointed (whose identity shall be determined by such then majority of Consideration Recipients, as determined by the vote of the holders of the majority of the BiomX shares issued herein). A vacancy (including by way of a Deemed Resignation) in the position of the Shareholders’ Representative may be filled by a majority of the Consideration Recipients (as determined by the vote of the majority holders of the shares issued herein) and subject to Purchaser’s approval of such successor Shareholders’ Representative, not to be unreasonably withheld or delayed. No bond shall be required of the Shareholders’ Representative, and the Shareholders’ Representative shall not receive any compensation for its services. Notices or communications to or from the Shareholders’ Representative shall constitute notice to or from the Consideration Recipients. The Consideration Recipients shall cause a Person to be appointed promptly as the Shareholders’ Representative if at any time there is no Person serving as the Shareholders’ Representative for any reason.

11.11.2.	A decision, act, consent or instruction of the Shareholders’ Representative, including an amendment, extension or waiver of the Transaction Documents, shall constitute a decision of all the Consideration Recipients and shall be final, binding and conclusive upon the Consideration Recipients. Purchaser is entitled to rely upon any such decision, act, consent or instruction of the Shareholders’ Representative as being the decision, act, consent or instruction of all the Consideration Recipients. The Purchaser is hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders’ Representative.

[Signature Page to Follow]

[Signature Page of Share Purchase Agreement]

IN WITNESS WHEREOF, this Share Purchase Agreement has been duly executed on the date herein above set forth.

BiomX Ltd.

By:	/s/ Jonathan Solomon
Name: Jonathan Solomon
Title: CEO

RondinX Ltd.

By:	/s/ Guy Harmelin
Name: Guy Harmelin
Title: Director

[Signature Page of Share Purchase Agreement]

IN WITNESS WHEREOF, this Share Purchase Agreement has been duly executed on the date herein above set forth.

/s/ Guy Harmelin
Guy Harmelin (as Shareholder Representative)

/s/ Guy Harmelin
Guy Harmelin

/s/ Rafi Gidron
Rafi Gidron

/s/ Alon Hirsch
Alon Hirsch

8VC Angel Fund I, L.P.

By: 8VC Angel GP I, LLC

Its General Partner

By:	/s/ Drew Oetting
Name: Drew Oetting
Title: Managing Member

8VC Angel Fund I Associates, L.P.

By: 8VC Angel GP I, LLC

Its General Partner

By:	/s/ Drew Oetting
Name: Drew Oetting
Title: Managing Member

Baruch Family Revocable Trust

By:	/s/ Thomas Baruch
Name: Thomas Baruch
Title: Manager

Elevator Venture Holdings Ltd.

By:	/s/ Ori Glezer / /s/ Tom Bronfeld / /s/ Lior Prosor
Name: Ori Glezer / Tom Bronfeld / Lior Prosor
Title: Managing Directors

Elinav Research and Biological Services Ltd.

By:	/s/ Eran Elinav
Name: Eran Elinav
Title: Professor

/s/ Gigi Levy
Gigi Levy

/s/ Tamar Lifshitz
Tamar Lifshitz

33Steps Ltd.

By:	/s/ Yossi Matus
Name: Yossi Matus
Title:

/s/ Noa Eliasaf-Shoham
Noa Eliasaf-Shoham

Nhaft, LLC

By:	/s/ Nicholas Haft
Name: Nicholas Haft
Title: Manager

Yeda Research and Development Co. Ltd.

By:	/s/ Gil Granot-Mayer	/	/s/ Prof. Mudi Shevee
	Name: Gil Granot-Mayer	/	Prof. Mudi Shevee
	Title: C.E.O	/	Chairman

Eran Segal Consultancy Ltd.

By:	/s/ Eran Segal
Name: Eran Segal
Title: Professor

Exhibit 2.4.1

MILESTONES SCHEDULE

[***].

Appendix 1

[***]

Exhibit 2.4.5

REDEMPTION OF MILESTONES

[***]

Exhibit 2.5

MILESTONE ROADMAP

Capitalized terms used but not defined in this Schedule shall have the meanings ascribed to them in that certain Share Purchase Agreement by and among the Company, the Purchaser listed therein, the Shareholders listed therein and the Shareholders Representative listed therein, dated November 19, 2017, to which this Milestones Roadmap is attached (the “Agreement”).

[***]

Schedule A-1

LIST OF COMPANY SHAREHOLDERS

Shareholders	Address	Type of Shares	Number of Shares
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
Total			[***]

Schedule A-2

LIST OF COMPANY WARRANT HOLDERS

Name	Address	Number of Warrants
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]